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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-212046

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.0001 per share	19,528,302	$26.50	$517,500,003.00	$59,978.25

(1)
Assumes exercise in full of the underwriters' option to purchase additional shares from us.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act").

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 15, 2016)

16,981,133 Shares

Uniti Group Inc.

Common Stock
$26.50 per share

        We are selling 16,981,133 shares of our common stock, par value $0.0001 per share,

        Our common stock is listed on the NASDAQ Global Select Market, under the symbol "UNIT." On April 13, 2017, the last reported sales price of our common stock was $26.43 per share.

        We have elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes. To assist us in qualifying as a REIT, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, without the prior consent of our board of directors. See "Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement for more information.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$26.50	$450,000,024.50
Underwriting discounts and commissions	$0.9275	$15,750,000.86
Proceeds, before expenses(1)	$25.5725	$434,250,023.64

(1)
See "Underwriting" for a description of compensation payable to the underwriters.

        We have granted the underwriters a 30-day option to purchase up to an additional 2,547,169 shares of common stock.

        The underwriters expect to deliver the shares on or about April 25, 2017.

Bookrunners
Citigroup	J.P. Morgan	RBC Capital Markets
Barclays	BofA Merrill Lynch	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley

The date of this prospectus supplement is April 19, 2017.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free-writing prospectus we prepare or authorize. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates.

 Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus which is dated June 15, 2016, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

MARKET AND INDUSTRY DATA

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. Although the industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, they do not guarantee the accuracy or completeness of such information, and we have not independently verified any of the data from third-party sources or ascertained the underlying economic assumptions relied upon therein. While we believe that the market position, market opportunity and market size information included or incorporated by reference in this prospectus supplement and the accompanying prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may be materially different than actual results.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.uniti.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, we file periodic reports, proxy statements and other information with the SEC, which are available on the Internet website maintained by the SEC at www.sec.gov and at the SEC's public reference facilities referred to below. See "Incorporation By Reference."

INCORPORATION BY REFERENCE

        We are "incorporating by reference" into this prospectus supplement the information in documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information to the extent that the later filed information modifies or replaces such earlier information. We incorporate by reference in this prospectus supplement the following documents, which we have filed or will file with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017;

  •
  those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2017 that are incorporated by reference into our Annual Report on Form 10-K referred to above;

S-iii

  •
  our Current Reports on Form 8-K filed on May 4, 2016 (solely with respect to Exhibits 23.1 and 99.1 of Item 9.01), September 2, 2016 (solely with respect to Exhibits 23.1, 99.1 and 99.2 of Item 9.01), January 26, 2017, February 9, 2017, February 21, 2017, February 28, 2017, April 11, 2017 (solely with respect to Item 1.01, Item 3.02 and Exhibit 2.1 of Item 1.01), and April 17, 2017;

  •
  our Current Report on Form 8-K/A filed on June 6, 2016;

  •
  the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on March 26, 2015, including any amendments or reports filed with the SEC for the purpose of updating such description; and

  •
  all documents and reports subsequently filed by us with the SEC (other than, in each case, any information or documents furnished, rather than filed, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the closing of this offering.

        You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300.

S-iv

 NON-GAAP FINANCIAL MEASURES

        We refer to EBITDA, Adjusted EBITDA, Funds From Operations ("FFO") (as defined by the National Association of Real Estate Investment Trusts ("NAREIT")), Normalized Funds from Operations ("NFFO") and Adjusted Funds From Operations ("AFFO") in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO, NFFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

        We define "EBITDA" as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs (collectively, "transaction related costs"), the write-off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items (although we may not have had such charges in the periods presented). We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP.

        Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income applicable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT's definition.

        We define NFFO, as FFO excluding the impact, which may be recurring in nature, of transaction and integration related costs. We define AFFO as NFFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, straight-line revenues, and revenue associated with the amortization of tenant funded capital improvements ("TCIs") and (ii) the impact, which may be recurring in nature, of the write-off of unamortized deferred financing fees, additional costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and similar items less maintenance capital expenditures. We believe that the use of FFO, NFFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO, NFFO and AFFO to be useful measures for reviewing comparative operating and financial performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction and integration related costs. We use FFO, NFFO and AFFO, and their respective per share amounts, as performance measures, and FFO, NFFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO, NFFO and AFFO are relevant and widely used measures of operating performance of REITs,

S-v

they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

        Further, our computations of EBITDA, Adjusted EBITDA, FFO, NFFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA, NFFO and AFFO differently than we do.

        The reconciliation of our net income to EBITDA and Adjusted EBITDA and of our net income applicable to common shareholders to FFO, and AFFO for the period from April 24, 2015 through December 31, 2015 and for the year ended December 31, 2016 on an actual basis and on a pro forma basis after giving effect to the Acquisitions (as defined herein), as if such Acquisitions had occurred on January 1, 2016, is as follows:

	Period from April 24 - December 31, 2015	Year Ended December 31, 2016	Pro Forma Year Ended December 31, 2016
	(unaudited, thousands)
Net income (loss)	$24,870	$(212)	$(728)
Depreciation and amortization	238,748	375,970	436,750
Interest expense	181,797	275,394	300,336
Income tax expense	738	517	(4,395)

EBITDA(1)	446,153	651,669	731,963
Stock-based compensation	1,934	4,846	4,846
Transaction related costs	5,210	33,669	13,157

Adjusted EBITDA(1)	$453,297	$690,184	$749,966

	Period from April 24 - December 31, 2015	Year Ended December 31, 2016	Pro Forma Year Ended December 31, 2016
	(unaudited, thousands)
Net income (loss) attributable to common shareholders	$23,718	$(5,497)	$(7,756)
Real estate depreciation and amortization	236,177	351,548	373,618
Participating securities' share in earnings	1,152	1,557	1,557
Participating securities' share in FFO	(1,218)	(1,557)	(1,557)

FFO applicable to common shareholders(1)	$259,829	$346,051	$365,862
Transaction related costs	5,210	33,669	13,157

NFFO applicable to common shareholders(1)	$265,039	$379,720	$379,019
Amortization of deferred financing costs	4,832	7,823	7,823
Amortization of debt discount	5,172	8,179	8,179
Stock-based compensation	1,934	4,846	4,846
Non-real estate depreciation and amortization	2,571	24,422	63,132
Straight-line rental revenue	(11,795)	(17,293)	(17,293)
Maintenance capital expenditures	—	(3,327)	(8,588)
Amortization of discount on convertible preferred stock	—	1,985	2,876
Other non-cash (revenue) expense, net	(676)	(7,818)	(11,570)

AFFO applicable to common shareholders(1)	$267,077	$398,537	$428,424

(1)
Amounts may not subtotal due to rounding.

S-vi

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: our expectations regarding the future growth and demand of the telecommunication industry; future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the acquisitions of Hunt Telecommunications, LLC ("Hunt") and Southern Light, LLC ("Southern Light"), including expectations regarding operational synergies with Uniti Towers and Uniti Fiber; expectations regarding settling conversion of our 3% convertible preferred stock in cash upon conversion; expectations regarding the probability of our obligation to pay contingent consideration upon Tower Cloud, Inc.'s ("Tower Cloud") or Hunt's achievement of certain defined operational and financial milestones; expectations regarding future deployment of fiber strand miles and recognition of revenue related thereto; expectations regarding levels of capital expenditures; expectations regarding the deductibility of goodwill for tax purposes; expectations regarding the amortization of intangible assets; and expectations regarding the payment of dividends.

        Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

  •
  the ability and willingness of our customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements;

  •
  the ability of our customers to comply with laws, rules and regulations in the operation of the assets we lease to them;

  •
  the ability and willingness of our customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant;

  •
  our ability to renew, extend or obtain our contracts with significant customers (including customers of the businesses that we acquire);

  •
  the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms or operate and integrate the acquired businesses;

  •
  the ability to generate sufficient cash flows to service our outstanding indebtedness;

  •
  the ability to access debt and equity capital markets;

  •
  the impact on our business or the business of our customers as a result of credit rating downgrades, and fluctuating interest rates;

  •
  our ability to retain our key management personnel;

  •
  our ability to maintain our status as a REIT;

S-vii

  •
  changes in the U.S. tax law and other federal, state or local laws, whether or not specific to REITs;

  •
  covenants in our debt agreements that may limit our operational flexibility;

  •
  the possibility that we may experience equipment failures, natural disasters, cyber attacks or terrorist attacks for which our insurance may not provide adequate coverage;

  •
  the risk that we fail to fully realize the potential benefits of or have difficulty in integrating the companies we acquire;

  •
  other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments;

  •
  our ability to complete our pending acquisitions; and

  •
  additional factors discussed in "Risk Factors" in this prospectus supplement, the accompanying prospectus and in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 incorporated by reference herein, as well as those described from time to time in our future reports filed with the SEC.

        We caution prospective purchasers of shares of our common stock that the foregoing list of important factors may not contain all of the factors that are important to prospective purchasers of such shares. Forward-looking statements speak only as of the date of this prospectus supplement. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

S-viii

 FINANCIAL INFORMATION

        Prior to April 24, 2015, Uniti Group Inc. ("Uniti"), formerly known as Communications Sales & Leasing, Inc. ("CS&L"), was a wholly owned subsidiary of Windstream Services, LLC ("Windstream Services"), which is a wholly-owned subsidiary of Windstream Holdings, Inc. ("Windstream Holdings"). On April 24, 2015, Windstream Services contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business") to us in exchange for our issuing to Windstream Services (i) approximately 149.8 million shares of our common stock, par value $0.0001 per share, (ii) $400.0 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023, (iii) $1.11 billion aggregate principal amount of 8.25% Senior Notes due October 15, 2023 (the "senior unsecured notes"), (iv) $990 million of term loans under our senior credit facilities and (v) approximately $1.04 billion in cash obtained from borrowings under our senior credit facilities (collectively, the "Spin-Off"). Windstream Holdings' stockholders received one share of our common stock for every five shares of Windstream Holdings common stock held at the close of business on April 10, 2015, the record date for the Spin-Off. The Spin-Off was effective from and after April 24, 2015. Windstream Holdings disposed of its remaining shares of our common stock in June 2016.

        This prospectus supplement and the accompanying prospectus include historical financial statements and information that reflect, for periods presented prior to the Spin-Off, the historical financial position, results of operations and cash flows of the distribution systems assets and the consumer CLEC business that Windstream contributed to us immediately prior to the Spin-Off. These historical financial statements have been prepared on a "carve-out" basis from Windstream Holdings' consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such distribution systems and consumer CLEC business, and include allocations of income, expenses, assets and liabilities from Windstream Holdings. These allocations reflect significant assumptions. Although our management believes such assumptions are reasonable, the historical financial statements do not fully reflect what our financial position, results of operations and cash flows would have been had it been a standalone company during the periods presented.

S-ix

SUMMARY

        This summary highlights selected information included or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included in or incorporated by reference into this prospectus supplement. You should read this prospectus supplement and the documents incorporated by reference herein in their entirety, including the information set forth under the heading "Risk Factors" in this prospectus supplement, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Unless otherwise indicated or required by the context, references in this prospectus supplement to the "Company," "Uniti," "us," "we" and "our" are to Uniti Group Inc. together with its consolidated subsidiaries, and references to "Windstream" are to Windstream Holdings and Windstream Services, collectively.

        Unless otherwise specified, information provided on a pro forma basis gives effect to our acquisitions of PEG Bandwidth, LLC and Tower Cloud, Inc., and proposed acquisition of Southern Light, LLC, and the financings therefor. See "Unaudited Pro Forma Combined Financial Information" included in this prospectus supplement.

Uniti Group Inc.

        Uniti Group Inc., formerly known as Communications Sales & Leasing, Inc., was incorporated in the state of Maryland on September 4, 2014 as a subsidiary of Windstream. On April 24, 2015, Uniti was separated and spun-off from Windstream (the "Spin-Off"). In connection with the Spin-Off, Windstream contributed certain telecommunications network assets to Uniti, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business"). Immediately following the Spin-Off, we entered into a long-term exclusive triple-net-lease agreement with Windstream (the "Master Lease") pursuant to which we lease the Distribution Systems back to Windstream.

        Uniti operates as a REIT for U.S. federal income tax purposes. As a REIT, the Company is generally not subject to U.S. federal income taxes on income generated by its REIT operations, which includes income derived from the Master Lease. We have elected to treat the subsidiaries through which we operate Uniti Fiber and Consumer CLEC Business as taxable REIT subsidiaries ("TRSs"). TRSs enable us to engage in activities that do not result in income that would be qualifying income for a REIT. Our TRSs are subject to U.S. federal, state and local corporate income taxes.

        For the year ended December 31, 2016, we had revenues of $770.4 million, net loss available to common shareholders of $5.5 million, Funds From Operations ("FFO") of $346.1 million and Adjusted Funds From Operations ("AFFO") of $398.5 million on an actual basis and on a pro forma basis, had revenues of $909.5 million, net loss available to common shareholders of $7.8 million, FFO of $365.9 million and AFFO of $428.4 million. Both FFO and AFFO are non-GAAP financial measures, which we use to analyze our results.

Business

        We are an independent, internally-managed REIT engaged in the acquisition and construction of mission critical infrastructure in the communications industry. Effective in the first quarter of 2017, following the acquisition of Network Management Holdings LTD ("NMS"), we commenced managing our operations in four separate lines of business: Uniti Fiber, Uniti Towers, Uniti Leasing and Talk America.

  Uniti Fiber

        On May 2, 2016, we acquired PEG Bandwidth, LLC ("PEG"), a provider of infrastructure solutions including cell site backhaul and dark fiber for telecommunications carriers and enterprises (the "PEG Acquisition"). As a result of the PEG Acquisition, we gained an extensive fiber network located in the Northeast/Mid Atlantic, Illinois and South Central regions of the United States.

        On August 31, 2016, we acquired Tower Cloud, Inc. ("Tower Cloud"), a provider of data transport services focused on infrastructure solutions to the wireless and enterprise sectors, including fiber-to-the-tower backhaul, small cell networks, and dark fiber deployments in the South East region of the United States (the "Tower Cloud Acquisition"). Following these acquisitions, on August 31, 2016, we announced the combination of Tower Cloud and PEG Bandwidth into a unified organization, Uniti Fiber.

        Today Uniti Fiber is a leading provider of infrastructure solutions, including cell site backhaul and small cell for wireless operators and Ethernet, wavelengths and dark fiber for telecommunications carriers and enterprises. With Uniti Fiber, our goal is to capitalize on the rising demand by carriers and enterprises for dark fiber, establish ourselves as a proven small-cell systems provider and leverage wholesale enterprise opportunities as well as opportunities through the School and Libraries Program (commonly referred to as E-Rate) administered by the Universal Service Administrative Company. We believe our launch of Uniti Fiber is well-timed as fiber becomes the mission-critical focal point in the modern communications infrastructure industry and will accelerate our growth and diversification strategy and expand our relationships with high quality national and international wireless carriers. At December 31, 2016, Uniti Fiber's network consisted of 605,000 strand miles of fiber, with approximately 200,000 fiber strand miles awarded for future deployment for wireless carriers, and approximately 5,450 customer connections. Results for Uniti Fiber are reported in our consolidated financial statements in our Fiber Infrastructure business segment.

  Uniti Towers

        On January 22, 2016, we acquired Summit Wireless Infrastructure LLC, which primarily builds, owns and operates telecommunications towers for wireless carriers in Latin America.

        On May 12, 2016, we acquired 32 wireless towers owned by Windstream and operating rights for 49 wireless towers previously conveyed to the Company in the Spin-Off and leased back to Windstream in the Master Lease.

        On November 14, 2016, we announced the combination of our U.S. and Latin America towers and tower real estate businesses into a unified organization, Uniti Towers.

        On January 31, 2017, Uniti Towers completed the previously announced acquisition of NMS. At close, NMS owned and operated 366 wireless communications towers in Latin America with an additional 105 build-to-suit tower sites under development. The NMS portfolio spans three Latin American countries with 212 sites in Mexico, 100 in Colombia, and 54 in Nicaragua. With the addition of NMS, the Uniti Towers portfolio now consists of 468 wireless communication towers. Results for Uniti Towers are reported in our 2016 consolidated financial statements in our Leasing business segment. Beginning with the first quarter of 2017, results for Uniti Towers will be reported in our new Towers business segment and prior period segment data will be recast to conform to the new presentation beginning with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

        Our Uniti Towers strategy is to acquire and construct tower and tower-related real estate in the United States and Latin America. We are focused on markets with strong macroeconomic fundamentals, politically stable environments and strong underlying communications growth trends. Specifically, our focus is on markets where numerous investment grade carriers operate and there is strong communications infrastructure potential due to underpenetrated 4G or even 3G technology.

Uniti Towers also provides build-to-suit and relocation opportunities using customized master lease agreements designed for long-term carrier partnerships. We believe that our strategy of focusing on fiber and towers in the United States and Latin America through Uniti Fiber and Uniti Towers is highly synergistic and will drive incremental growth opportunities.

  Uniti Leasing

        Uniti Leasing is engaged in acquiring mission-critical communications assets, such as fiber, data centers, next-generation consumer broadband, coaxial and upgradeable copper, and leasing them back to anchor customers on either an exclusive or shared-tenant basis. Presently, Uniti Leasing's primary source of revenue is rental revenues from leasing the Distribution Systems to Windstream under the Master Lease. We believe our attractive cost of capital and advantageous REIT structure will enable Uniti Leasing to provide creative and tax-efficient solutions to additional customers, including (i) sale leaseback transactions, whereby Uniti Leasing acquires existing infrastructure assets from communications service providers and leases them back on a long-term basis; (ii) capital investment financing, whereby Uniti Leasing offers communications service providers a cost-efficient method of raising funds for discrete capital investments to upgrade or expand their network; and (iii) mergers and acquisitions financing, whereby Uniti Leasing facilitates mergers and acquisition transactions as a capital partner.

        Results for Uniti Leasing are reported in our in our consolidated financial statements in our Leasing business segment.

  Talk America

        We conduct the Consumer CLEC Business through Talk America Services, LLC ("Talk America"). Talk America provides local telephone, high-speed Internet and long distance service to approximately 37,000 customers principally located in 17 states across the eastern and central United States. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Results for Talk America are reported in our consolidated financial statements in our Consumer CLEC business segment.

Industry

        The current communications infrastructure industry is marked by the growing demand for and use of bandwidth-intensive devices and applications, such as smart devices, real-time and online streaming video, cloud-based applications, social media and mobile broadband. This growth in consumption requires the support of robust communications infrastructure, of which fiber networks and communications towers are critical components. Substantial investments have been made in recent years in fiber networks, lit services and colocation facilities to keep pace with the increased bandwidth use of both enterprise- and consumer-end users. As companies attempt to keep pace with this rapidly evolving business sector, communications infrastructure is increasing in priority and economic importance. We believe this considerable demand creates significant opportunities for us as an acquirer and operator and as a funding source for operators seeking to capitalize on these trends through build outs and acquisitions of infrastructure assets.

        The wireless communications industry is a prime example of the growing importance of the bandwidth infrastructure industry. As wireless traffic and mobile data consumption continue to grow worldwide, participants in the wireless communications industry are increasing their network capacity through the development of new wireless cell sites and the addition of bandwidth capacity. Consumers are demanding network quality and coverage, and as a result wireless carriers are making significant capital investments to improve quality, expand their coverage and remain relevant in a highly competitive industry. We expect this continued growth in capital expenditures to generate high demands for wireless towers (including strong growth in long-term tower leasing), tower space and bandwidth infrastructure services.

Strategy

        Our primary goal is to create long-term stockholder value by (i) generating reliable and growing cash flows; (ii) diversifying our tenant and asset base; (iii) paying a consistent dividend; and (iv) maintaining our financial strength and liquidity. To achieve this goal, we employ a business strategy that leverages our first mover advantages in the sector and our strong access to the capital markets. The key components of our business strategy include:

  Acquire Additional Infrastructure Assets Through Sale Leaseback Transactions

        We are actively seeking to acquire communications infrastructure assets from communication service providers and lease these assets back to the communication service providers on a long-term basis. We believe this type of transaction benefits the communication service providers with incremental liquidity which can be used to reduce indebtedness or for other investments, while they continue to focus on their existing business. We will employ a disciplined, opportunistic acquisition strategy and seek to price transactions appropriately based on, among other things, growth opportunities, the mix of assets acquired, length and terms of the lease, and credit worthiness of the tenant.

        This strategy is also designed to expand our mix of tenants and other real property and will reduce our revenue concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy to acquire new distribution systems and other real property within the communications infrastructure industry to further diversify our overall portfolio.

  Capitalize on the Market Demand for Increased Bandwidth Infrastructure and Performance

        Bandwidth intensive devices and applications are rapidly fueling worldwide consumption of bandwidth, which in turn fuels a continuously growing demand for stable and secure bandwidth. Communications service providers and other enterprises whose services and businesses require substantial amounts of bandwidth are increasingly looking to infrastructure providers to support their bandwidth needs and to expand the reach, performance and security of their networks. We believe Uniti Fiber is well positioned to capitalize on this ongoing demand for bandwidth infrastructure solutions.

  Fund Capital Extensions and Improvements of Infrastructure Assets for Existing and New Tenants

        We believe the communications infrastructure industry in the United States is currently going through an upgrade cycle driven by the consumer's general desire for greater bandwidth and wireless services. These upgrades require significant capital expenditures, and we believe Uniti provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their networks at an attractive cost of capital.

        We intend to support our tenant operators and other communication service providers by providing capital to them for a variety of purposes, including capacity augmentation projects, tower construction and network expansions. We expect to structure these investments as lease arrangements that produce additional rents.

  Facilitate M&A Transactions in the Communication Service Sector as a Capital Partner

        We believe Uniti can provide cost efficient funds to potential acquirors in the communication service sector, and thereby facilitate M&A transactions as a capital partner. The highly fragmented nature of the communication service sector is expected to result in more consolidation, which we believe will provide us ample opportunity to pursue these types of transactions.

  Maintain Balance Sheet Strength and Liquidity

        We seek to maintain a capital structure that provides the resources and financial flexibility to position us to capitalize on strategic growth opportunities. Our access to, and cost of, external capital is dependent on various factors, including general market conditions, credit ratings on our securities, interest rates and expectations of our future business performance. We intend to maintain a strong balance sheet through disciplined use of leverage, aiming to lower our relative cost of capital over time, and continuing to have access to multiple sources of capital and liquidity. As of December 31, 2016, we had $171.8 million of unrestricted cash and cash equivalents, and $500 million of undrawn borrowing capacity under our revolving credit facility. All of our debt is either fixed-rate debt, or floating-rate debt that we have fixed through the use of interest rate swaps.

Competition

        We compete for investments in the communications industry with telecommunications companies, investment companies, private equity funds, hedge fund investors, sovereign funds and other REITs who focus primarily on specific segments of the communications infrastructure industry. The communications infrastructure industry is characterized by a high degree of competition among a large number of participants, including many local, regional and global corporations. Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we have. In addition, revenues from our network properties are dependent, to an extent, on the ability of our operating partners, like Windstream, to compete with other communication service providers.

        However, we believe we are positioned to identify and successfully capitalize on acquisition opportunities that meet our investment objectives and that we have significant competitive advantages that support our leadership position in owning, funding the construction of and leasing communications infrastructure, including:

  First-Mover Advantage; Uniquely Positioned to Capitalize on Expansion Opportunities

        We are the first REIT primarily focused on the acquisition and construction of mission critical infrastructure in the communications industry. We believe this provides us with a significant first-mover competitive advantage to capitalize on the large and fragmented communications infrastructure industry. Additionally, we believe our position, scale and national reach will help us achieve operational efficiencies and support future growth opportunities.

  Large Scale Anchor Tenant; Stable Rent Revenues

        We believe the assets we lease to Windstream under the Master Lease are critical for Windstream to successfully run its business and operations. Windstream, as our anchor tenant, provides us with a base of stable and highly predictable rent revenues as an initial platform for us to grow and diversify our portfolio and tenant base.

        Windstream is a publicly-traded company that provides advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream continues to operate the Distribution Systems, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off.

        Windstream has a diverse customer base, encompassing enterprise and small business customers, carriers and consumers. The Distribution Systems we lease to Windstream are located in 29 different states across the continental United States. The fiber assets in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

        Windstream is subject to the reporting requirements of the SEC, which include the requirements to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Windstream's filings with the SEC can be found at www.sec.gov. Windstream's filings are not incorporated by reference into this prospectus supplement.

  Strong Relationships with Communication Service Providers

        Members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records.

  Experienced and Committed Management Team

        Our senior management team is comprised of veteran leaders with strong backgrounds in their respective disciplines. As a result of extensive public company experience, our senior management team has over 70 years of combined experience in managing telecommunications operations, consummating mergers and acquisitions and accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Recent Developments

  Name Change

        On February 23, 2017, we announced that we had changed our corporate name from Communications Sales & Leasing, Inc. to Uniti Group Inc. for alignment with the brand name of our principal business units—Uniti Towers, Uniti Fiber and Uniti Leasing. Effective at market open on February 27, 2017, trading for Uniti Group Inc. began under the symbol "UNIT."

  Up-REIT

        Prior to closing the Hunt Acquisition and the Southern Light Acquisition referred to below, Uniti will reorganize to operate through a customary "up-REIT" structure. Under such a structure, a new operating partnership formed by us (the "Operating Partnership") will hold substantially all of Uniti's operating assets. This structure is intended to facilitate future acquisition opportunities by providing the Company with the ability to use common units of the Operating Partnership (the "OP Units") as a tax-efficient acquisition currency in certain acquisitions of assets or entities that are structured as limited liability companies or other tax "pass-through" entities. Initially, each OP Unit will be exchangeable on a one-for-one basis for shares of our common stock or cash of equivalent value, at our election. We will be the managing member of the Operating Partnership and the other OP unit holders will generally not have voting rights.

  Repricing of Term Loan

        On February 9, 2017, we entered into an amendment (the "Amendment") of our senior secured credit agreement dated April 24, 2015 (the "Credit Agreement") by and among us, CSL Capital, LLC, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

        Pursuant to the Amendment, the outstanding $2,107 million principal amount of term loans under the term loan facility were replaced with a like aggregate principal amount of new term loans having substantially similar terms as the existing term loans, other than with respect to the applicable interest rate. The interest rate margin applicable to the new term loans was reduced from 2.50% to 2.00%, in the case of base rate loans and from 3.50% to 3.00% in the case of LIBOR loans (subject to a 1.00% floor on LIBOR). Our interest rate swap agreements were unaffected by this repricing and effectively fix the interest rate on our Term Loan Facility at 5.1%.

  Pending Acquisitions of Hunt and Southern Light

  Hunt

        On February 23, 2017, we announced a definitive agreement to acquire Hunt Telecommunications, LLC ("Hunt"). Hunt is a leading provider of data transport to K-12 schools and government agencies with a dense fiber network in Louisiana. Upon closing of the transaction, outstanding equity interests of Hunt will be acquired in exchange for aggregate consideration of approximately $170.0 million, consisting of approximately $114.5 million in cash and approximately 2.1 million OP Units, each subject to downward adjustments for Hunt's outstanding indebtedness and transaction expenses. An additional $15.0 million in shares of our common stock will become payable during the approximately 18 months following closing if and when certain performance targets are achieved.

        For the year ended December 31, 2016, Hunt had estimated revenues of $37.0 million and Adjusted EBITDA, calculated on a basis consistent with Uniti's definition, of $14.8 million (net income ($10.4 million) plus interest ($1.0 million), taxes ($—), depreciation and amortization ($3.4 million), and other adjustments ($—)). Prospective investors are cautioned that results for Hunt have not been audited or subject to any review procedures by a registered independent public accounting firm in connection with this offering. Prospective investors should not place undue reliance on such figures.

  Southern Light

        On April 7, 2017, we executed a definitive agreement to acquire Southern Light, LLC (the "Southern Light Acquisition" and, together with the PEG Acquisition and the Tower Cloud Acquisition, the "Acquisitions"). Southern Light is a leading provider of data transport services along the Gulf Coast region serving twelve attractive Tier II and Tier III markets across Florida, Georgia, Alabama, Louisiana, and Mississippi. Upon closing of the transaction, outstanding equity interests of Southern Light will be acquired in exchange for aggregate consideration of approximately $700.0 million, consisting of $635.0 million in cash, subject to certain adjustments, and approximately 2.5 million OP Units.

        For the year ended December 31, 2016, Southern Light had revenues of $84.3 million and Adjusted EBITDA, calculated on a basis consistent with Uniti's definition, of $41.0 million (net income ($14.8 million) plus interest ($3.4 million), taxes ($—), depreciation and amortization ($23.6 million), and other adjustments ($0.7 million)).

        We intend to fund the cash portion of the Hunt Acquisition and the Southern Light Acquisition with the proceeds from this offering, cash on hand and the issuance of approximately $250.0 million in new unsecured debt securities. We intend to issue the unsecured notes in a private transaction after we complete this offering. To the extent that we are unable to complete this offering and/or the notes offering, we have financing commitments in place with a syndicate of banks for $635.0 million of senior unsecured bridge debt (which will be reduced on a dollar-for-dollar basis to the extent we raise proceeds in this offering and the notes offering), and we would finance the acquisitions with borrowings under the bridge facility and/or revolving credit borrowings. Although we do not expect to make any borrowings under the bridge facility, there can be no assurance that such borrowings will not be made.

The initial bridge loans under the bridge facility will have an initial maturity date that is the one-year anniversary of the funding of such loans. If any initial bridge loan has not been repaid in full by this date, it will be converted into an extended term loan due on the date that is eight years after the date of the initial funding of the initial bridge loans. Extended term loans may, at the option of the applicable lender, be exchanged in whole or in part for senior unsecured exchange notes with a maturity date that is eight years after the date of initial funding of the initial bridge loans. The initial bridge loans, extended term loans and the exchange notes will be our senior, unsecured obligations. The initial bridge loans will bear interest at a rate based on LIBOR plus a margin, with the applicable margin increasing for every three month period the loans are outstanding. This prospectus supplement does not constitute an offer to sell or the solicitation of any offer to buy the unsecured debt securities.

        The Hunt Acquisition is expected to close during the second quarter of 2017 and the Southern Light Acquisition is expected to close during the third quarter of 2017. Each is subject to regulatory approvals and other customary terms and conditions. Completion of this offering is not contingent upon the closing or funding of any other potential financing transactions or the consummation of the Acquisitions, and we cannot assure you that we will complete the Acquisitions or any of the potential financing transactions contemplated by or described in this prospectus supplement.

  Preliminary First Quarter Results

        Set forth below are selected preliminary, unaudited financial results for the three months ended March 31, 2017. We have not yet completed our financial closing process, and the information set out below should be considered preliminary and subject to change. These estimates have been prepared by and are the responsibility of management. Our independent registered public accounting firm has not reviewed our preliminary financial data, and does not express an opinion or any other form of assurance with respect to the preliminary financial data. The below summary of financial data is not a comprehensive statement of our financial results for the three months ended March 31, 2017, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, review by our auditors and other developments that may arise between now and the time the financial results are finalized.

        The following are the selected preliminary, unaudited financial results for the three months ended March 31, 2017, as well as a comparison to our unaudited financial results for the three months ended March 31, 2016.

	Three months ended March 31, 2017
			Three months ended March 31, 2016 Actual(1)
	Low end of the range(1)	High end of the range(1)
	(in millions)
Revenue	$210.0	$212.0	$174.7
Net (loss) income	(22.0)	(18.0)	8.0
Net (loss) income applicable to common shareholders	(23.8)	(19.8)	7.7
Adjusted EBITDA	175.1	178.6	165.7
AFFO per common share	$0.63	$0.66	$0.65

(1)
Amounts may not subtotal due to rounding.

        For the three months ended March 31, 2017, net loss and net loss applicable to common shareholders includes the impact of approximately $10 million of transaction related costs and a non-cash charge of approximately $11.0 million related to a change in the fair value of contingent consideration liabilities.

        The following table presents a reconciliation of the midpoint of our preliminary estimated Adjusted EBITDA and AFFO per common share to the midpoint of our preliminary estimated low end and high end ranges for our net (loss) income, the most directly comparable GAAP measure, for the three months ended March 31, 2017.

  Adjusted EBITDA

	Three months ended March 31, 2017 Midpoint(1)	Three months ended March 31, 2016 Actual(1)
	(in millions)
Net (loss) income	$(20.0)	$8.0
Depreciation and amortization	101.4	86.3
Interest expense	73.4	66.0
Income tax expense	(0.5)	0.4

EBITDA	154.3	160.9
Stock-based compensation	1.6	0.9
Change in fair value of contingent consideration	11.0	—
Transaction related costs	10.0	3.9

Adjusted EBITDA	$176.9	$165.7

(1)
Amounts may not subtotal due to rounding.

  AFFO per common share

	Three months ended March 31, 2017 Midpoint(1)	Three months ended March 31, 2016 Actual(1)
Net (loss) income attributable to common shareholders	$(0.14)	$0.05
Real estate depreciation and amortization	0.59	0.57
Participating securities' share in earnings	0.00	0.00
Participating securities' share in FFO	(0.00)	(0.00)

FFO applicable to common shareholders	$0.45	0.62
Transaction related costs	0.06	0.03

NFFO applicable to common shareholders	0.51	0.65
Amortization of deferred financing costs	0.02	0.01
Amortization of debt discount	0.02	0.01
Stock-based compensation	0.01	0.01
Non-real estate depreciation and amortization	0.07	0.01
Straight-line revenue	(0.02)	(0.03)
Change in fair value of contingent consideration	0.07	—
Maintenance capital expenditures	(0.00)	(0.01)
Amortization of discount on convertible preferred stock	0.00	—
Other non-cash (revenue) expense, net	(0.02)	(0.01)

AFFO applicable to common shareholders	$0.65	$0.65

(1)
Amounts may not subtotal due to rounding.

Pipeline Opportunities

        Consistent with our strategy, we are currently actively pursuing a number of opportunities to grow our business through sale leaseback transactions and acquisitions of businesses that are complementary to our current platform. Our focus is on different verticals, including fiber, towers, ground leases, data centers and consumer broadband, with our current focus on the first three. We regularly explore such opportunities in the ordinary course of our business and believe there are significant opportunities to acquire such assets. Some of the acquisitions we are actively pursuing would constitute "significant" acquisitions as defined by the SEC's Regulation S-X. If concluded as such, these "significant" acquisitions may have a material effect on our results of operations and financial condition. In certain cases, including for significant acquisitions, we are participating in sale processes that could conclude shortly after the close of this offering. Approximately 23% of our "pipeline" of potential transactions includes deals in the $250 million to $500 million range and 12% of this pipeline includes deals in excess of $500 million.

        The status of "pipeline opportunities" varies from early stage contact through exclusive negotiations. There can be no guarantee that any of the opportunities in our pipeline will result in purchases or contracts added by the Company.

        If successful in our pursuit of these pipeline opportunities, we intend to fund these transactions with available cash, revolving credit line borrowings and future debt and/or equity financings all of which may change or increase our leverage, interest expense and/or dividend payments. These potential new business additions and acquisitions involve a number of risks and may not achieve our expectations; and therefore we could be adversely affected by any such new business additions or acquisitions. We are not party to any definitive agreements in respect of such purchases as of the date of this prospectus supplement, and we cannot assure you that we will become a party to such definitive agreements, or that if we do become a party to such agreements that we will be able to close on the transactions and acquire the target assets or platforms. See "Risk Factors."

Our Corporate Information

        We are a Maryland corporation. Our principal executive offices are located at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, AR 72211 and our telephone number is (501) 850-0820. We maintain a website at www.uniti.com. Information contained on or accessible through our website is not part of this prospectus supplement.

 THE OFFERING

Issuer	Uniti Group Inc., a Maryland corporation
Common stock offered by us	16,981,133 shares of common stock.
Underwriters' option to purchase additional shares	2,547,169 shares of common stock.
Common stock outstanding prior to this offering	155,274,738 shares of common stock.
Common stock outstanding after this offering	172,255,871 shares of common stock (or 174,803,040 shares if the underwriters' option to purchase additional shares is exercised in full).
Use of proceeds

We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Southern Light and Hunt Acquisitions or, if such acquisitions are not completed, for general corporate purposes, which may include, among other things, working capital and acquisitions.

Listing	Our common stock is listed on NASDAQ under the symbol "UNIT."
Risk factors

An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described in the section entitled "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Tax status	We have elected to be taxed as a REIT for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.
Dividend policy

For the year ended December 31, 2016, our common stock distribution per share was $2.40. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the amount required to qualify as a REIT. See "Dividend Policy" for more information regarding limitations on our ability to pay dividends.

Transfer restrictions

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting stockholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of Uniti's common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of Uniti stock, without the prior consent of Uniti's board of directors. See "Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Unless we specifically state otherwise, all share information in this prospectus supplement (i) is based on the number of common shares outstanding as of April 4, 2017 and (ii) does not take into account:

  •
  646,214 shares of common stock issuable upon the vesting of restricted stock and restricted stock units outstanding as of April 4, 2017;

  •
  4,983,434 shares of common stock available for future issuance under our equity incentive plans as of April 4, 2017;

  •
  2,500,000 shares issuable upon conversion of Uniti's outstanding 3% Series A Convertible Preferred Stock (based on the initial conversion rate); or

  •
  approximately 4,600,000 shares issuable upon the 1:1 exchange of our OP Units (unless we elect to deliver cash of an equivalent value) issued as consideration in the Hunt Acquisition and the Southern Light Acquisition.

        Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL DATA

        The following table sets forth summary financial data for Uniti on a historical basis, as well as on a pro forma basis to give effect to the Acquisitions and the funding therefor.

        Prior to April 24, 2015, we did not operate the Consumer CLEC Business separately from Windstream, nor did we commence our leasing business. The summary historical combined financial data for the year ended December 31, 2016 and the summary historical combined financial data for the period from April 24, 2015 through December 31, 2015 have been derived from the audited financial statements of Uniti incorporated by reference in this prospectus supplement. The summary historical combined financial data as of December 31, 2014 and for the period from January 1, 2015 to April 24, 2015 and the year ended December 31, 2014 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems incorporated by reference in this prospectus supplement. See "Unaudited Pro Forma Combined Financial Information."

        The summary unaudited pro forma combined financial data for the year ended December 31, 2016 has been derived from the pro forma combined financial statements incorporated by reference this prospectus supplement. The pro forma income statement data gives effect to the acquisitions of PEG, Tower Cloud and Southern Light (and the related financings), as if such events had occurred on January 1, 2016, and the pro forma balance sheet data gives effect to the Southern Light Acquisition as if it had occurred on December 31, 2016. The pro forma financial information does not give effect to our pending acquisition of Hunt.

        The following table should be read in conjunction with the financial statements and related notes thereto of Uniti and the other documents incorporated by reference herein.

	Pro Forma Year Ended December 31, 2016	Year Ended December 31, 2016		April 24, 2015 - December 31, 2015		January 1 - April 24, 2015		Year Ended December 31, 2014
	(millions, except per share data)
Revenues and Sales:
Leasing(a)	$677.4	$677.4		$458.6		$—		$—
Fiber Infrastructure	209.7	70.6		—		—		—
Consumer CLEC revenues	22.5	22.5		17.7		10.1		36.0

Total revenues and sales	909.5	770.4		476.3		10.1		36.0

Costs and Expenses:
Interest expense	300.3	275.4		181.8		—		—
Depreciation and amortization	436.8	376.0		238.7		1.3		4.6
Selling, general and administrative expense	68.2	35.4		11.2		—		0.1
Operating Expenses	94.7	49.7		13.7		5.6		19.1
Other Expenses, net	1.5	—		—		—		—
Transaction related costs	13.2	33.7		5.2		—		—

Total costs and expenses	914.7	770.1		450.7		6.9		23.7

(Loss) income before income taxes	(5.1)	0.3		25.6		6.9		12.3
Income tax (benefit) expense	(4.4)	0.5		0.7		—		—

Net (loss) income	(0.7)	(0.2)		24.9		3.3		12.3
Net (loss) income attributable to noncontrolling interests	(0.0)		*		*		*		*

	Pro Forma Year Ended December 31, 2016	Year Ended December 31, 2016	April 24, 2015 - December 31, 2015		January 1 - April 24, 2015		Year Ended December 31, 2014
	(millions, except per share data)
Net (loss) income available for shareholders	(0.7)	(0.2)	24.9			*		*
Participating securities' share in earnings	(1.6)	(1.6)	(1.2)			*		*
Preferred Stock Dividends	(2.6)	(1.7)		*		*		*
Accretion of preferred stock to liquidation value	(2.9)	(2.0)		*		*		*

Net (loss) income applicable to common shareholders	(7.8)	(5.5)	23.7			*		*
Other financial data:
EBITDA(b)	732.0	651.7	446.2			*		*
Adjusted EBITDA	750.0	690.2	453.3			*		*
FFO(c)	365.9	346.1	259.8			*		*
NFFO(d)	379.0	379.7	265.0			*		*
AFFO(f)	428.4	398.5	267.1			*		*

Balance sheet data	Pro Forma As of December 31, 2016	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014
Total assets	$4,130.1	$3,318.8	$2,542.6	$2,588.5	(e)
Total long-term debt	$4,335.5	$4,082.7	$3,505.2		*
Total liabilities, net(g)	$4,937.0	$4,640.6	$3,709.5	$7.9	(e)
Total equity	$(887.4)	$(1,402.4)	$(1,166.9)	$2,580.6	(e)

*
Information not applicable for periods presented.

(a)
Reflects revenues under Master Lease amortized on a straight line basis and not on a cash basis.

(b)
We define "EBITDA" as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA less stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, the write-off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items (although we may not have had such charges in the periods presented). We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP. See "Non-GAAP Financial Measures" for a reconciliation of EBITDA and Adjusted EBITDA on an actual and pro forma basis for the year ended December 31, 2016.

(c)
FFO is defined as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. While FFO is a relevant and widely used measure of operating performance of REITs, it does not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. See "Non-GAAP Financial

  Measures" for a reconciliation of FFO on an actual and pro forma basis for the year ended December 31, 2016.

(d)
We define NFFO, as FFO excluding the impact, which may be recurring in nature, of transaction and integration related costs. See "Non-GAAP Financial Measures" for a reconciliation of NFFO on an actual and pro forma basis for the year ended December 31, 2016.

(e)
Includes net assets contributed of the Consumer CLEC Business and the assets and equity of the Distribution Systems.

(f)
We define AFFO as NFFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, straight-line rental revenues, and revenue associated with the amortization of TCIs and (ii) the impact, which may be recurring in nature, of maintenance capital expenditures, the write-off of unamortized deferred financing fees, additional costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and similar items. See "Non-GAAP Financial Measures" for a reconciliation of AFFO on an actual and pro forma basis for the year ended December 31, 2016.

(g)
Includes capital lease obligations, unamortized discount and debt issuance costs.

RISK FACTORS

        Investing in our common stock involves risk. Before you invest in our common stock, you should carefully consider all of the risk factors incorporated by reference in this prospectus supplement, including the risk factors set forth in our most recent Annual Report on Form 10-K or Current Reports on Form 8-K. You should also carefully consider all of the other information included or incorporated by reference in this prospectus supplement. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus supplement constitute forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

 USE OF PROCEEDS

        We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Southern Light and Hunt Acquisitions. Closing of the acquisitions will occur after the closing of this offering and are subject to various closing conditions. If such acquisitions are not completed, we will use the net proceeds for general corporate purposes, which may include, among other things, working capital and acquisitions.

        In such an event, we cannot specify with certainty all of the particular uses for the net proceeds we would have upon completion of this offering. Accordingly, our management would have broad discretion in the application of net proceeds.

        Pending the uses described above, we plan to invest the net proceeds from this offering in cash or cash equivalents.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016, on a historical basis, on an adjusted basis giving effect to the offering hereby of $450 million of common stock (calculated assuming an issuance of 17.7 million shares at a price of $25.41 per share; the actual number of shares to be sold will vary depending on the price per share), and as further adjusted to give effect to the Southern Light Acquisition and the anticipated issuance of $250 million of debt securities to partially finance the purchase price.

        The following table should be reviewed in conjunction with "Summary Historical and Unaudited Pro Forma Combined Financial Statements," "Unaudited Pro Forma Combined Financial Statements" and our historical combined financial statements and accompanying notes included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of December 31, 2016
	Historical	As Adjusted		As Further Adjusted
	(Audited; in millions)
Cash and cash equivalents	$171.8	$621.8	(1)	$236.8 (1)

Debt:
Senior secured credit facilities:
Term loans(2)	2,108.0	2,108.0		2,108.0
Revolving loans	—	—		—

Notes:
Secured notes due 2023(2)	550.0	550.0		550.0
Senior notes due 2023(2)	1,110.0	1,110.0		1,110.0
Senior notes due 2024(2)	400.0	400.0		400.0
New unsecured debt (2)	—	—		250.0

Capital Lease Obligations	54.5	54.5		57.3

Total debt	4,222.5	4,222.5		4,475.3

Equity:
Preferred stock, $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—	—		—
Common stock, $0.0001 par value, 500,000 shares authorized, issued and outstanding: 155,139 shares at December 31, 2016	0.0	0.0	(3)	0.0
Additional paid-in capital	141.1	591.1	(3)	591.1
Accumulated other comprehensive loss	(6.4)	(6.4)		(6.4)
Distributions in excess of accumulated earnings	(1,537.2)	(1,537.2)		(1,537.2)

Shareholders' equity (deficit)(4)	(1,402.4)	(952.5)		(952.5)

Total capitalization	$2,820.1	$3,270.0		$3,522.8

(1)
As adjusted and as further adjusted does not give effect to our pending acquisition of Hunt for approximately $114.5 million of cash and approximately 2.1 million OP Units. We intend to use a portion of our cash to fund the acquisition consideration. Also does not give effect to approximately $37 million in transaction fees and expenses we expect to incur in connection with the Southern Light Acquisition and the financings therefor.

(2)
Before unamortized discount and debt issuance costs.

(3)
Reflects the issuance of 17.7 million shares of common stock at a par value of $0.0001.

(4)
Prior to consideration of noncontrolling interest in shareholder equity.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial statements present Uniti's unaudited pro forma combined statement of income for the year ended December 31, 2016, and its unaudited pro forma combined balance sheet as of December 31, 2016. These statements have been derived from (a) the historical financial statements of Uniti as of and for the year ended December 31, 2016, which includes the results of PEG from the May 2, 2016 acquisition date to December 31, 2016 and the results of Tower Cloud from the August 31, 2016 acquisition date to December 31, 2016; (b) the historical financial statements of PEG for the period from January 1, 2016 to May 1, 2016; (c) the historical financial statements of Tower Cloud for the period from January 1, 2016 to August 31, 2016; and (d) the historical financial statements of Southern Light as of and for the year ended December 31, 2016.

        The following unaudited pro forma combined financial statements give effect to the acquisition of Southern Light and the related transactions, including: (i) an assumed issuance of $250 million of senior unsecured debt securities and $450 million of common stock (assumed to be 17.7 million shares of the Company's common stock, $0.0001 par value ("Common Stock"), using an assumed price of $25.41 (the closing share price on the Nasdaq Global Select Market on December 30, 2016) per share) to fund the cash portion of the Southern Light purchase consideration and for other general corporate purposes and (ii) issuance of 2.5 million OP Units, exchangeable subject to certain conditions on a 1:1 basis for common stock (or cash of equivalent value, at our election), for purchase consideration to Southern Light equity holders. Additionally, the unaudited pro forma combined financial statements give effect to the 2016 acquisitions of PEG and Tower Cloud and the related transactions, including: (i) revolving credit facility borrowings and related interest expense to fund the cash portion of the purchase consideration, (ii) issuance of 2.9 million shares of Common Stock for purchase consideration and (iii) issuance of 87,500 shares of the Company's 3% Series A Convertible Preferred Stock, liquidation preference $1,000 per share (the "Convertible Preferred Stock"), for purchase consideration in the PEG acquisition. The unaudited pro forma combined statement of income assumes the purchases of Southern Light, PEG and Tower Cloud (the "Acquisitions") occurred on January 1, 2016, and the unaudited pro forma combined balance sheet assumes the Southern Light Acquisition occurred on December 31, 2016.

        The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to the Acquisitions, and for the purposes of the pro forma combined financial statements, are expected to have a continuing impact on us. The pro forma financial statements do not reflect other transactions since January 1, 2016, including our issuance of additional debt securities during 2016, the repricings of our term loans or other acquisitions including the completed acquisition of NMS and the pending acquisition of Hunt, for which financial statements and pro forma financial statements are not required.

        Our unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma combined financial statements. The following unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the Acquisitions occurred on January 1, 2016 or had the Southern Light Acquisition occurred as of December 31, 2016, as the case may be. Our unaudited pro forma combined financial statements also do not give effect to the potential impact of final purchase accounting adjustments, current financial conditions, any anticipated synergies, operating efficiencies, costs savings, or integration costs that may result from the transactions described above.

        Our unaudited pro forma combined financial statements are derived from, and should be read in conjunction with the historical financial statements of Uniti, Southern Light, PEG and Tower Cloud and accompanying notes filed herewith or previously filed with the SEC.

Uniti Group Inc.
Unaudited Pro Forma Balance Sheet
As of December 31, 2016

	Historical
	Uniti	Southern Light	Pro Forma Adjustments		Pro Forma Combined
	(Thousands, except par value)
Assets:
Property, plant and equipment, net	$2,670,037	$192,330	$12,124	(A)(T)	$2,874,490
Cash and cash equivalents	171,754	73	64,927	(C)(T)	236,754
Accounts receivable, net	15,281	16,090	—		31,371
Goodwill	262,334	—	266,956	(A)	529,290
Intangible assets, net	160,584	—	255,300	(A)	415,884
Straight—line revenue receivable	29,088	—	—		29,088
Other assets	9,674	4,219	(649)	(B)(T)	13,244

Total Assets	$3,318,752	$212,711	$598,658		$4,130,121

Liabilities, Convertible Preferred Stock and Shareholders' Deficit:
Liabilities:
Accounts payable, accrued expenses and other liabilities	$40,977	$13,601	$—		$54,578
Accrued interest payable	27,812	189	(189)	(C)	27,812
Deferred revenue	261,404	31,328	(1,328)	(A)	291,404
Derivative liability	6,102	—	—		6,102
Dividends payable	94,607	—	—		94,607
Deferred income taxes	28,394	—	—		28,394
Capital lease obligations	54,535	2,768	—		57,303
Contingent consideration	98,600	—	—		98,600
Notes and other debt, net	4,028,214	88,816	161,184	(C)(T)	4,278,214

Total liabilities	4,640,645	136,703	159,667		4,937,015
Convertible Preferred Stock, Series A, $0.0001 par value, 88 shares authorized, issued and outstanding, $87,500 liquidation value	80,552	—	—		80,552
Shareholders' Deficit:
Preferred stock, $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $0.0001 par value, 500,000 shares authorized, issued and outstanding: 155,157 shares at December 31, 2016	15	—	2	(D)	17
Additional paid—in capital	141,092	—	449,998	(D)	591,090
Member's equity	—	75,547	(75,547)	(D)	—
Accumulated other comprehensive loss	(6,369)	462	(462)	(D)	(6,369)
Distributions in excess of accumulated earnings	(1,537,183)	—	—		(1,537,183)

Total Uniti shareholders' deficit	(1,402,445)	76,009	373,991		(952,446)
Noncontrolling Interests—operating partnership units	—	—	65,000	(D)	65,000

Total Uniti shareholders' deficit	(1,402,445)	76,009	438,991		(887,446)
Total Liabilities, Convertible Preferred Stock, and Shareholders' Deficit	$3,318,752	$212,711	$598,658		$4,130,121

Uniti Group Inc.
Unaudited Pro Forma Statement of Income
Year Ended December 31, 2016

	Historical				Historical
								Historical
		PEG Bandwidth, LLC January 1 - May 1, 2016			Tower Cloud, Inc. January 1 - August 31, 2016	Pro Forma Tower Cloud Adjustments			Pro Forma Southern Light Adjustments
	Uniti		Pro Forma PEG Adjustments					Southern Light			Pro Forma Combined
	(Thousands, except per share data)
Revenues:
Leasing	$677,368	$—	$—		$—	$—		$—	$—		$677,368
Fiber Infrastructure	70,568	27,302	(73)	(E)	27,701	(56)	(E)	84,251	—		209,693
Consumer CLEC	22,472	—	—		—	—		—	—		22,472

Total revenues	770,408	27,302	(73)		27,701	(56)		84,251	—		909,533
Costs and Expenses:
Interest expense	275,394	3,250	175	(F)	3,119	487	(N)	3,370	14,541	(Q)(T)	300,366
Depreciation and amortization	375,970	11,113	660	(G)	13,258	3,069	(G)	23,641	9,039	(G)(T)	436,750
General and administrative expense	35,402	6,042	(214)	(H)	5,990	(792)	(H)	21,794	16	(T)	68,238
Operating expenses	49,668	10,246	(11)	(H)	13,462	—		21,216	86	(T)	94,667
Other expenses, net	—	29	—		1,353	—		(536)	662	(B)(T)	1,508
Transaction related costs	33,669	2,820	(14,021)	(I)	1,356	(10,492)	(I)	—	(175)	(I)	13,157

Total costs and expenses	770,103	33,500	(13,411)		38,538	(7,728)		69,485	24,169		914,656
Income (loss) before income taxes	305	(6,198)	13,338		(10,837)	7,672		14,766	(24,169)		(5,123)
Income tax expense (benefit)	517	—	—		—	(1,226)	(O)	—	(3,686)	(O)	(4,395)

Net (loss) income	(212)	(6,198)	13,338		(10,837)	8,898		14,766	(20,483)		(728)
Net (loss) income attributable to noncontrolling interests	—	—	—		—	—		—	(30)	(R)	(30)

Net (loss) income available for shareholders	(212)	(6,198)	13,338		(10,837)	8,898		14,766	(20,453)		(698)
Participating securities' share in earnings	(1,557)	—	—		—	—		—	—		(1,557)
Accretion of preferred units to redemption value	—	(3,677)	3,677	(J)	—	—		—	—		—
Dividends declared on convertible preferred stock	(1,743)	—	(882)	(K)	—	—		—	—		(2,625)
Amortization of discount on convertible preferred stock	(1,985)	—	(891)	(L)	—	—		—	—		(2,876)

Net (loss) income applicable to common shareholders	$(5,497)	$(9,875)	$15,242		$(10,837)	$8,898		$14,766	$(20,453)		$(7,756)

(Loss) earnings per common share:
Basic	$(0.04)										$(0.05)

Diluted	$(0.04)										$(0.05)

Weighted-average number of common shares outstanding
Basic	152,473		333	(M)		1,245	(P)		17,710	(S)	171,761

Diluted	152,473		333	(M)		1,245	(P)		17,710	(S)	171,761

Basis of Presentation

        On April 24, 2015 the Company completed the Spin-Off from Windstream pursuant to which Windstream contributed the Distribution Systems and the Consumer CLEC Business to Uniti.

        On April 7, 2017, the Company announced that it had entered into a definitive agreement to acquire Southern Light. The acquisition of Southern Light is expected to close in the third quarter of 2017, subject to customary closing conditions including obtaining the necessary regulatory approvals. On May 2, 2016 and August 31, 2016, Uniti completed its previously announced acquisitions of PEG and Tower Cloud, respectively. As a result of these acquisitions, PEG and Tower Cloud became wholly-owned subsidiaries of Uniti. The unaudited pro forma combined financial statements give effect to the acquisitions of Southern Light, PEG, and Tower Cloud, and the related transactions discussed above.

Consideration Transferred

        The acquisitions of Southern Light, PEG and Tower Cloud have been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations ("ASC 805"), which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill. Additionally, ASC 805 establishes that equity issued to effect the acquisition be measured at the closing date of the transaction at the then-current market price.

  Southern Light, LLC

        The fair value of the consideration transferred is as follows:

(Thousands)
Cash transferred(1)	$635,000
Fair value of Uniti OP Units(2)	65,000

Total value of consideration transferred	$700,000

(1)
The cash transferred is expected to be funded through a combination of proceeds from an offering of $250 million of senior unsecured notes and an offering of 17.7 million shares of Uniti common stock at an assumed issue price of $25.41 per share (the closing share price on the Nasdaq Global Select Market on December 30, 2016). To the extent that the Company is unable to complete those offerings, it has financing commitments in place with a syndicate of banks for $635.0 million of senior unsecured bridge debt and the Company would finance the cash transferred with borrowings under the bridge facility.

(2)
The fair value was of the OP Units is based on Uniti's closing stock price on December 30, 2016.

Southern Light Preliminary Purchase Price Allocation

        The following is a summary of the preliminary estimated fair values of the net assets acquired:

(Thousands)
Property, plant and equipment	$204,453
Accounts receivable	16,090
Other assets	3,570
Goodwill	266,956
Intangible assets	255,300
Accounts payable, accrued expenses and other liabilities	(13,601)
Deferred revenue	(30,000)
Capital lease obligations	(2,768)

Total purchase price	$700,000

        The above purchase price allocation is considered preliminary and is subject to revision when the valuation of assets and liabilities are finalized upon receipt of the final valuation report from a third party valuation specialist, and resolution of contractual adjustments, such as working capital adjustments, set forth in the Membership Interest Purchase Agreement, dated April 7, 2017.

  PEG Bandwidth, LLC

        The fair value of the consideration transferred is as follows:

(Thousands)
Cash transferred(1)	$322,498
Fair value of Uniti Series A Convertible Preferred Stock Issued(2)	78,566
Fair value of Uniti common stock issued(3)	23,230

Total value of consideration transferred	$424,294

(1)
The cash transferred was funded through cash on hand and borrowings under Uniti's revolving credit facility.

(2)
The liquidation value of our Series A Convertible Preferred Stock is $87.5 million. The fair value was estimated using an income approach framework, including valuing the conversion feature using a Black-Scholes model.

(3)
The fair value of the Uniti common stock of $23.2 million was calculated by multiplying the 1 million shares of Uniti common stock issued as purchase consideration, by $23.23, the closing trading price per share of Uniti common stock on April 29, 2016.

PEG Purchase Price Allocation

        The following is a summary of the estimated fair values of the net assets acquired:

(Thousands)
Property, plant and equipment	$293,030
Cash and cash equivalents	7,003
Accounts receivable	6,584
Other assets	5,161
Goodwill	145,054
Intangible assets	38,000
Accounts payable, accrued expenses and other liabilities	(8,643)
Deferred revenue	(12,700)
Capital lease obligations	(49,195)

Total purchase price	$424,294

  Tower Cloud, Inc.

        The fair value of the consideration transferred is as follows:

(Thousands)
Cash transferred(1)	$187,749
Fair value of contingent consideration	98,600
Fair value of Uniti common stock issued(2)	58,515

Total value of consideration transferred	$344,864

(1)
The cash transferred was funded through cash on hand and borrowings under Uniti's revolving credit facility.

(2)
Per the merger agreement, 1.9 million shares of Uniti common stock were issued in connection with the Tower Cloud acquisition. The acquisition date fair value of the Uniti common stock was calculated by multiplying 1.9 million shares of Uniti common stock by $31.20, the closing trading price per share of Uniti common stock on August 31, 2016.

Tower Cloud Preliminary Purchase Price Allocation

        The following is a summary of the preliminary estimated fair values of the net assets acquired:

(Thousands)
Property, plant and equipment	$163,680
Cash and cash equivalents	14,346
Accounts receivable	3,043
Other assets	2,595
Goodwill	117,280
Intangible assets	116,218
Accounts payable, accrued expenses and other liabilities	(16,782)
Deferred revenue	(23,900)
Deferred income taxes	(24,866)
Capital lease obligations	(6,750)

Total purchase price	$344,864

        The above purchase price allocation is considered preliminary and is subject to revision when the valuation of assets and liabilities are finalized upon receipt of the final valuation report from a third party valuation specialist, and resolution of contractual adjustments, such as working capital adjustments, set forth in the merger agreement.

Pro Forma Adjustments

(A)
To reflect preliminary purchase accounting adjustments related to the Southern Light acquisition, as noted in the schedule above.

(B)
Southern Light received patronage income from one of its long-term debt providers. A portion of this was paid in cash and reflected in other expense, net, and a portion was paid in the equity of the lender, which is reflected in other assets. This adjustment reflects removal of patronage income and related investment.

(C)
To reflect the removal of accrued interest associated with Southern Light's debt, and the issuance of debt to fund the cash portion of the Southern Light consideration, offset by the retirement of Southern Light's debt and removal of deferred financing costs, calculated as follows:

(Thousands)	December 31, 2016
Issuance of Unsecured Notes	$250,000
Remove Southern Light debt	(86,964)
Remove Southern Light debt of VIE (see footnote T)	(1,852)

Net adjustment to Notes and Other Debt, net	$(161,184)

  The difference in the amount of debt issued and cash consideration paid in partial consideration for Southern Light is reflected as an increase to cash on the balance sheet, calculated as follows:

(Thousands)	December 31, 2016
Issuance of Unsecured Notes	$250,000
Fair value of Uniti common stock issued	450,000
Cash transferred	(635,000)
Remove Southern Light cash and cash equivalents of VIE (see footnote T)	(73)

Increase to cash and cash equivalents	$64,927

        The above calculations do not give effect to the payment of transaction fees and expenses in connection with the transactions described.

(D)
To reflect issuance of OP Units as partial consideration for acquisition of Southern Light, and the issuance of an assumed 17.7 million shares of Uniti common stock to partially fund the cash portion of the purchase consideration.

(E)
To reflect the adjustment to deferred revenue related to estimated purchase accounting adjustments.

(F)
To reflect the adjustment to interest expense related to the draw on the revolving credit facility, offset by removal of interest expense related to PEG's loan from parent, calculated as follows:

(Thousands)	Year Ended December 31, 2016
Revolving credit facility (LIBOR + 2.25%)	$2,921
Capital lease obligation adjustment	253
Remove PEG interest expense on loan from parent	(2,466)
Remove PEG amortization of deferred financing costs and debt discount	(533)

Net adjustment to interest expense	$175

  For the purposes of the unaudited pro forma combined financial statements, we have assumed LIBOR as the average monthly 1-month LIBOR rate during the pre-acquisition period, which was 0.44%.

(G)
To reflect impact on depreciation and amortization of step-up in net assets acquired.

(H)
To reflect removal of the acquired company stock-based compensation expense, as all historical stock-based awards were cancelled at closing in accordance with the relevant purchase agreement.

(I)
To remove acquisition and transaction costs directly attributable to the acquisition of respective companies.

(J)
To remove the impact of the accretion of PEG preferred units to their redemption value, as Uniti acquired 100% of the interests in PEG.

(K)
To reflect preferred stock dividends related to the issuance of 87,500 shares of Convertible Preferred Stock, with a liquidation preference of $87.5 million.

(L)
To reflect accretion of the estimated fair value of the Convertible Preferred Stock issued in partial consideration for the acquisition of PEG to its liquidation value. The difference is amortized, using the effective interest rate method, over the expected term of the Convertible Preferred Stock, which is estimated at 3 years. Based on the estimated fair value of the Convertible Preferred stock, the accretion was calculated assuming a 3.66% effective interest rate.

(M)
To reflect adjustment to weighted-average common shares outstanding as if the 1 million shares of Uniti common stock issued as partial consideration for the acquisition of PEG were outstanding as of January 1, 2016.

(N)
To reflect the adjustment to interest expense related to the draw on the revolving credit facility, offset by removal of interest expense related to Tower Cloud's revolving loan agreement, calculated as follow:

(Thousands)	Year Ended December 31, 2016
Revolving credit facility (LIBOR + 2.25%)	$2,742
Remove Tower Cloud interest expense on revolving loan agreement	(2,040)
Remove Tower Cloud amortization of deferred financing costs and debt discount	(215)

Net adjustment to interest expense	$487

  For the purposes of the unaudited pro forma combined financial statements, we have assumed LIBOR as the average monthly 1-month LIBOR rate during the pre-acquisition period, which was 0.45%.

(O)
To reflect the estimated deferred taxes and income tax expense. This does not reflect Uniti's effective tax rate, which includes other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(P)
To reflect adjustment to weighted-average common shares outstanding as if the 1.9 million shares of Uniti common stock issued as partial consideration for the acquisition of Tower Cloud were outstanding as of January 1, 2016.

(Q)
To reflect the adjustment to interest expense related to the issuance of debt to fund the cash portion of the acquisition cost, offset by removal of interest expense related to Southern Light's debt, calculated as follows:

(Thousands)	Year Ended December 31, 2016
Unsecured Notes (assumed interest rate of 7.125%)	$17,813
Remove Southern Light interest expense on revolving loan agreement	(3,036)
Remove Southern Light interest expense of VIE (see footnote T)	(21)
Remove Southern Light amortization of deferred financing costs	(215)

Net adjustment to interest expense	$14,541

(R)
To reflect net income related to noncontrolling interests associated with the outstanding OP Units issued as partial consideration for the acquisition of Southern Light.

(S)
To reflect adjustment of weighted-average common shares outstanding as if the assumed 17.7 million shares of Uniti common stock to be issued in the contemplated equity offering to partially fund the cash portion of the consideration for the acquisition of Southern Light were outstanding as of January 1, 2016.

(T)
The 2016 audited financial statements of Southern Light include the consolidation of a Variable Interest Entity ("VIE"), an entity in which Southern Light held a controlling interest. The VIE is not being acquired by Uniti in the Southern Light Acquisition, and therefore the financial statements of Southern Light have been adjusted to give effect to the de-consolidation of the financial impact of the VIE. The impact of de-consolidating the VIE from Southern Light's financial statements results in the following increase (decrease) to the financial statements:

(Thousands)	December 31, 2016
Property, plant and equipment, net	$(1,874)
Cash and cash equivalents	(73)
Other assets	(15)
Notes and other debt, net	(1,852)

(Thousands)	Year Ended December 31, 2016
Interest expense	$(21)
Depreciation and amortization	(21)
General and administrative expense	16
Operating expenses	86
Other expenses, net	(8)

Total cost and expenses	$52

PRICE RANGE OF COMMON STOCK

        Our common stock has been traded on NASDAQ under the symbol "UNIT" since February 27, 2017 and under the symbol "CSAL" from April 20, 2015 to February 24, 2017. Prior to that time, there was no public market for our common stock. The following table sets forth for the period indicated the high and low sale price of our common stock, as reported by NASDAQ.

	High	Low
2015
Second Quarter (from April 20, 2015 to June 30, 2015)	$34.63	$24.39
Third Quarter (ended September 30, 2015)	$24.83	$17.50
Fourth Quarter (ended December 31, 2015)	$20.93	$16.96
2016
First Quarter (ended March 31, 2016)	$22.91	$15.13
Second Quarter (ended June 30, 2016)	$28.74	$21.63
Third Quarter (ended September 30, 2016)	$32.73	$28.71
Fourth Quarter (ended December 31, 2016)	$31.54	$22.50
2017
First Quarter (ended March 31, 2017)	$29.65	$25.20
Second Quarter (through April 13, 2017)	$26.55	$25.15

        On April 13, 2017, the last reported sale price of our common stock as reported on NASDAQ was $26.43 per share. As of April 7, 2017, we had approximately 23,576 registered holders of record of our common stock.

 DIVIDEND POLICY

        We have elected to be taxed as a REIT for U.S. federal income tax purposes. We expect to pay dividends in cash in an amount equal to $2.40 per share per annum, subject to declaration by our board of directors.

        On February 14, 2017, we declared a cash dividend of $0.60 per share, payable on April 14, 2017 to shareholders of record as of the close of business on March 31, 2017, for the period from January 1, 2017 through March 31, 2017.

        U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the distribution required to qualify as a REIT, unless our board of directors determines that it is no longer in our best interest to qualify as a REIT.

        Presently, cash available for distribution to our shareholders is substantially derived from the rental payments under the Master Lease and the income, if any, from operations of the Consumer CLEC Business and the PEG business. All dividends will be made by us at the discretion of our board of directors and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which include limits on dividends), applicable law and other factors as our board of directors deems relevant. We cannot guarantee, and there can be no assurance, that we will declare or pay any dividends or distributions.

        We currently intend to pay quarterly dividends in cash. We anticipate that our dividends will generally be taxable as ordinary income to our shareholders, although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our shareholders, see "Material U.S. Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders" in the accompanying prospectus.

        Our dividend policy enables us to review from time to time alternative funding sources to pay our required distributions. We presently anticipate that any future property acquisitions will be financed through the proceeds of debt or the issuance of equity securities or a combination thereof. To the extent those funding sources are insufficient to meet our cash needs, or the cost of such financing exceeds the cash flow generated by the acquired properties for any period, cash available for distribution could be reduced. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any such shortfall, including borrowing under available debt facilities, selling certain of our assets or using a portion of the net proceeds we receive in future securities offerings, if any. However, the sale of any properties acquired in connection with the Spin-Off within a five-year period following the Spin-Off may subject us to adverse tax consequences.

        For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions and a portion of our distributions may consist of our stock or our debt instruments. In either event, a shareholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such shareholder. We currently believe that we will have sufficient available cash to pay our required distribution for 2017 in cash, but there can be no assurance that this will be the case.

UNDERWRITING

        We are offering the common stock described in this prospectus supplement through a number of underwriters. Citigroup, J.P. Morgan and RBC Capital Markets are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated April 19, 2017, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	5,705,663
J.P. Morgan Securities LLC	3,090,567
RBC Capital Markets, LLC	3,090,567
Barclays Capital Inc.	849,056
Credit Suisse Securities (USA) LLC	849,056
Deutsche Bank Securities Inc.	849,056
Goldman, Sachs & Co.	849,056
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	849,056
Morgan Stanley & Co. LLC	849,056
Total	16,981,133

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares from us described below) if they purchase any of the shares.

        Shares may be sold by the underwriters or affiliates of the underwriters to the public and will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.5565 per share from the public offering price. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares at the public offering price less the underwriting discount less an amount per share equal to any dividends or distributions declared by us that has a record date after the settlement date of this offering and prior to the settlement date of any sale of shares purchased pursuant to the underwriters' option to purchase additional shares from us. To the extent the option is exercised, each underwriter must purchase a number of additional shares from us approximately proportionate to that underwriter's initial purchase commitment. With the exception of the purchase price per share as described above, any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our executive officers and our directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction.

        The restrictions described above will not apply to certain transactions by our directors and officers, including, but not limited to:

  a.
  (i) transfers of shares of common stock as a bona fide gift or gifts, (ii) transfers of shares of common stock or such other securities as a result of the operation of law through estate, other testamentary document or intestate succession or (iii) transfers of shares of common stock or such other securities to any immediate family member of the undersigned or any trust for the direct or indirect benefit of the undersigned or any immediate family member of the undersigned ("immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

  b.
  transfers of shares of common stock or other securities acquired in open market transactions after the completion of the offering;

  c.
  transfers to the Company in connection with the vesting of restricted stock awards and the cashless exercise or settlement of restricted stock units or other equity awards pursuant to any employee benefits plan (including any transfer to the Company for the primary purpose of satisfying any tax or other governmental withholding obligation due as a result of such vesting or exercise); provided that any such shares received upon such exercise or settlement will be subject to the restrictions described in the lock-up agreement;

  d.
  sales of shares of common stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in existence on the date hereof;

  e.
  the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that no sales or other transfers occur under such plan;

provided that in the case of any transfer or distribution pursuant to clause (a), each donee or distributee shall execute and deliver to the representatives a lock-up letter; and provided, further, that in the case of any transfer or distribution pursuant to clause (a) and (e), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). The restrictions also shall not apply to any transfers, sales, tenders or other dispositions of shares or any security convertible into or exercisable or exchangeable for shares pursuant to a bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of the common stock or such other securities pursuant to a change of control of the ownership of the Company (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which our directors, officers or stockholders may agree to transfer, sell, tender or otherwise dispose of shares or other such securities in favor of any such transaction); provided that if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any common stock or any security convertible into or exercisable or exchangeable for common stock subject to the foregoing restrictions shall remain subject to the restrictions.

        In addition, the restrictions in the foregoing do not apply to certain transactions solely by us, including, but not limited to any disposal (or public announcement of disposal) of, shares or any securities convertible into, or exercisable or exchangeable for, our shares:

  a.
  in connection with acquisitions, joint ventures, strategic partnerships or collaboration arrangements, provided that (x) each recipient that receives any such shares of Common Stock or other securities prior to the end of the 60 day period (other than recipients who are owners of Southern Light, LLC or Hunt Telecommunications, LLC, who shall not be required to execute lock-up letters) execute and deliver to the representatives a lock-up letter in the attached to the underwriting agreement and (y) the aggregate number of shares of common stock issued (together with any other shares of common stock issuable in respect of such other securities issued) does not exceed 10% of the number of shares of common stock outstanding at the time of this offering);

  b.
  pursuant to any equity compensation or incentive plans;

  c.
  pursuant to the exercise of options, stock appreciation rights or warrants to purchase shares of common stock or vesting of restricted stock or restricted stock units;

  c.
  upon conversion of our 3.00% Series A Convertible Preferred Stock;

  d.
  the filing of one or more registration statements on Form S-8 with the SEC with respect to shares issued or issuable under any equity compensation or incentive plans;

  e.
  the filing of one or more registration statements on Form S-4 or prospectus supplements to a Form S-3 with the SEC to permit resales of common stock issued or issuable pursuant to clause (a) above; or

  f.
  pursuant to this offering.

        The common stock is listed on the NASDAQ under the symbol "UNIT."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.9275	$0.9275
Total	$15,750,000.86	$18,112,500.11

        We estimate that our out-of-pocket expenses (excluding underwriting discount and commissions) for this offering will be approximately $550,000.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares from us.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares from us.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares from us or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares from us. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option to purchase additional shares from us.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the shares on the NASDAQ, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our respective affiliates. In addition, affiliates of some of the underwriters and selected dealers are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Citigroup Global Markets Inc. and RBC Capital Markets are also providing financial advisory services to us in connection with the Southern Light Acquisition for which they are receiving customary fees and expenses.

        In connection with the Southern Light Acquisition, we have entered into a commitment letter, dated April 7, 2017 as amended from time to time, pursuant to which certain affiliates of the underwriters have agreed to provide a bridge loan commitment of up to $635 million in the aggregate for the purpose of providing the financing necessary to pay a portion of the acquisition consideration. The bridge loan commitment will be reduced on a dollar-for-dollar basis by, among other things, the net proceeds of this offering. Although we do not expect to make any borrowings under the bridge loan commitment, there can be no assurance that such borrowings will not be made.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

    •
    to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

where no consideration is or will be given for the transfer; or where the transfer is by operation of law.

 LEGAL MATTERS

        The validity of the common stock will be passed upon by Kutak Rock LLP. Davis Polk & Wardwell LLP will pass upon certain other legal matters for us. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

        The financial statements and management's assessment on the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, including (i) the consolidated financial statements of Uniti Group Inc. (formerly known as Communications Sales & Leasing, Inc.) for the year ended December 31, 2016 and for the period from April 24, 2015 to December 31, 2015 and (ii) the related special purpose statements of revenues and direct expenses for the period from January 1, 2015 to April 24, 2015 and for the year ended December 31, 2014 of the Competitive Local Exchange Carrier Business of Windstream Holdings, Inc., have been so incorporated in reliance on the reports (the report specifically related to the financial statements of Uniti Group Inc. contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Tower Cloud, Inc. and PEG Bandwidth, LLC businesses the registrant acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

        The consolidated financial statements of PEG Bandwidth, LLC included in Uniti's Current Report on Form 8-K filed with the SEC on May 4, 2016 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Tower Cloud, Inc. included in Uniti's Current Report on Form 8-K filed with the SEC on September 2, 2016 have been so incorporated herein by reference upon the report of Grant Thornton LLP, independent certified public accountants, dated May 12, 2016 upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Southern Light, LLC included in Uniti's Current Report on Form 8-K filed with the SEC on April 17, 2017 have been so incorporated herein by reference upon the report of Grant Thornton LLP, independent certified public accountants, dated March 18, 2017 upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Communications Sales & Leasing, Inc.
CSL Capital, LLC

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Depositary Shares
Purchase Contracts
Units
Warrants

        We may offer from time to time, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities: (i) shares of our common stock, $.0001 par value per share; (ii) shares of our preferred stock, $.0001 par value per share; (iii) debt securities; (iv) depositary shares, which may represent a fractional interest in a share, or multiple shares, of a particular class or series of our preferred stock; (v) purchase contracts; (vi) units; and (vii) warrants to purchase common stock, preferred stock, depositary shares or debt securities. The debt securities may be co-issued with our wholly-owned subsidiary, CSL Capital, LLC, and may be guaranteed by one or more subsidiaries identified in this prospectus on terms to be determined at the time of an offering. This prospectus will allow us to issue securities over time.

        This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the applicable accompanying prospectus supplement(s), including the documents incorporated by reference, carefully before you make your investment decision.

        We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by selling security holders from time to time. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

        Our common stock is listed on the NASDAQ Global Select Market (the "Nasdaq") under the symbol "CSAL." On June 14, 2016, the last reported sales price of our common stock on the Nasdaq was $26.12 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in these securities involves risk. You should carefully read and consider the risk factors included in periodic reports, the prospectus supplement relating to a specific offering of securities, and in other documents that we may file with the Securities and Exchange Commission. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2016

        Unless the context requires otherwise, the words "CS&L," "we," "Company," "us" and "our" refer to Communications Sales & Leasing, Inc. and its subsidiaries, except in the context of debt securities, in which case "we," "us" and "our" refer to Communications Sales & Leasing, Inc. and CSL Capital, LLC as co-issuers of such debt securities.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates. Since the respective dates of such documents, our business, financial condition, results of operations and prospects may have changed. We can use this prospectus to sell the securities only if it is accompanied by a prospectus supplement or a free writing prospectus.

MARKET AND INDUSTRY DATA

        This prospectus and any applicable prospectus supplement may contain or incorporate by reference industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. Although industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, they do not guarantee the accuracy or completeness of such information, and we will not independently verify any of the data from third-party sources or ascertain the underlying economic assumptions relied upon therein. While we believe that the market position, market opportunity and market size information included in this prospectus or any applicable prospectus supplement will be generally reliable, such information is inherently imprecise. The industry forward-looking statements included in this prospectus and any applicable prospectus supplement may be materially different than actual results.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. In addition, selling security holders to be named in a prospectus supplement may sell certain of the securities from time to time.

        This prospectus provides you with a general description of the securities that may be offered by us and/or our selling security holders. Each time we or any selling security holder sells securities, we or the selling security holder will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement and any other offering materials may also add, update or change information contained in this prospectus or in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus and any prospectus supplement together with any additional information and any other offering materials (including a free writing prospectus) prepared by us or on our behalf. We have not authorized anyone to provide you with different information. You should also read and carefully consider the information in the documents we have referred you to under "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus or any related prospectus supplement may add, update or change information contained in this prospectus or such prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus or any such prospectus supplement will supersede the information in this prospectus or such prospectus supplement.

        We may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See "Plan of Distribution" below for more information on this topic. No securities may be sold without delivery of a prospectus supplement or a free writing prospectus describing the method and terms of the offering of those securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information we file with the SEC into this prospectus and any accompanying prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information filed separately with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in a prospectus supplement will automatically be deemed to update and supersede this information. We are incorporating by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act")):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 7, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 12, 2016;

  •
  our Current Reports on Form 8-K, filed on January 12, 2016, May 4, 2016, May 23, 2016, June 1, 2016 (as amended by our Current Report on Form 8-K/A filed on June 6, 2016) and June 9, 2016;

  •
  those portions of our Definitive Proxy Statement dated and filed with the SEC on April 6, 2016 that are incorporated by reference into our Annual Report on Form 10-K referred to above;

  •
  the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on March 26, 2015, including any amendments or reports filed with the SEC for the purpose of updating such description; and

  •
  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

        Information that is "furnished" to the SEC shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is part.

        Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement and any prospectus supplement, does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us, the selling security holders and the securities offered hereby, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document may not necessarily be complete, and, in each instance, we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

        We are subject to the information reporting requirements of the Exchange Act, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, as well as the registration statement of which this prospectus is a part and the filings incorporated by reference into this prospectus, at the SEC's Public Reference Room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement and such reports, proxy statements and information by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that is filed electronically with the SEC. You may access our reports, proxy statements and other information, as well as the registration statement of which this prospectus is a part, at the SEC's Internet website.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for those documents to:

Communications Sales & Leasing, Inc.
Attention: Investor Relations
10802 Executive Center Drive
Benton Building Suite 300
Little Rock, Arkansas 72211
(501) 850-0820

        We maintain a website at www.cslreit.com, where investors can find press releases, financial filings and other information about us. The reference to our website does not constitute incorporation by reference of the information contained at, or that can be accessed through, the site, and you should not consider it a part of this prospectus or any other document we file with or furnish to the SEC.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus are, or may be deemed to be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: the benefits and tax treatment of the spin-off; future financing plans, business strategies, growth prospects and operating and financial performance; the effective priority of rents paid to us; expectations regarding the impact of the acquisition of PEG Bandwidth, LLC ("PEG"); expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

        Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

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  our ability to achieve some or all the benefits that we expect to achieve from the spin-off;

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  the ability and willingness of Windstream Holdings, Inc. ("Windstream") and other current and future customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements, and any of their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

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  the ability of Windstream and other current and future customers to comply with laws, rules and regulations in the operation of the assets we lease to them;

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  the ability and willingness of Windstream and other current and future customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant;

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  the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms or operate and integrate the acquired business;

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  our ability to generate sufficient cash flows to service our outstanding indebtedness;

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  our ability to access debt and equity capital markets;

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  the impact on our business or the business of our customers as a result of credit rating downgrades;

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  fluctuating interest rates;

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  our ability to retain our key management personnel;

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  our ability to qualify or maintain our status as a real estate investment trust ("REIT");

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  changes in the U.S. tax law and other federal, state or local laws, whether or not specific to REITs;

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  covenants in our debt agreements that may limit our operational flexibility;

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  the risk that we fail to fully realize the potential benefits of the PEG transaction or have difficulty integrating PEG;

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  other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

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  additional factors, including but not limited to those set forth or referred to under the caption "Risk Factors" in this prospectus and the factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including "Part I—Item IA. Risk Factors," and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, including "Part II—Item IA. Risk Factors," as well as other risk factors identified in our other reports filed from time to time with the SEC and incorporated by reference in any prospectus supplement.

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are contained. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to any forward-looking statement that may be made to reflect events or circumstances after the date as of which that forward-looking statement speaks or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events included or incorporated by reference in this prospectus might not occur as described, or at all.

 COMMUNICATIONS SALES & LEASING, INC.

        We are an independent, internally managed real estate investment trust engaged in the acquisition and construction of mission critical infrastructure for the telecommunications industry. Presently, our primary source of revenue is rental revenue from leasing communications distributions systems to telecommunications operators in triple-net lease arrangements. With the acquisition of PEG Bandwidth, LLC, the Company has also become a leading provider of infrastructure solutions to the telecommunications industry. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2015.

        CSL Capital, LLC is a wholly-owned finance subsidiary of Communications Sales & Leasing, Inc. and has nominal assets and conducts no operations.

        Our executive offices are located at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, Arkansas 72211. Our telephone number is (501) 850-0820.

RISK FACTORS

        Investing in these securities involves risk. Before you invest in the securities, you should carefully consider all of the risk factors incorporated by reference in this prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with any risk factors discussed in this prospectus or any applicable prospectus supplement. You should also carefully consider all of the other information included or incorporated by reference in this prospectus. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus constitute forward-looking statements. See "Forward-Looking Statements."

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus for general corporate purposes, including funding our investment activity, the repayment of outstanding indebtedness, working capital and other general purposes. Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement. Pending such uses, we anticipate that we will invest the net proceeds in a manner consistent with maintaining our qualification as a REIT.

        If a prospectus supplement includes an offering by selling security holders, we will not receive any proceeds from such sales.

 RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends for the periods shown:

	For the Year ended December 31,								For the Three Months Ended March 31,
	2015		2014		2013		2012		2016		2015
Ratio of earnings to fixed charges	1.1	(1)	N/A	(1)	N/A	(1)	N/A	(1)	1.1		N/A	(1)
Ratio of earnings to combined fixed charges and preferred stock dividends	1.1	(2)	N/A	(2)	N/A	(2)	N/A	(2)	1.1	(2)	N/A	(2)

(1)
The Company was spun-off from Windstream Holdings, Inc. on April 24, 2015. The financial data for the period ended December 31, 2015 included herein is limited to the period from the effective date of the spin-off through December 31, 2015.

(2)
We did not have any shares of preferred stock outstanding during any of the periods presented above.

 DESCRIPTION OF COMMON STOCK

        The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to the common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of our common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Maryland General Corporation Law (the "MGCL") and our charter and bylaws. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

General

        Our charter authorizes us to issue up to 500,000,000 shares of common stock, $.0001 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. As of June 14, 2016, there were 151,703,174 shares of common stock issued and outstanding.

        Under Maryland law, a stockholder generally is not liable for a corporation's debts or obligations solely as a result of the stockholder's status as a stockholder.

Terms

        All shares of our common stock that may be offered and sold pursuant to the registration statement of which this prospectus forms a part will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of our stock discussed in the "Restrictions on Ownership and Transfer" section, the holders of shares of our common stock are generally entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock will also be entitled to share ratably in our net assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities.

        Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of our stock discussed in the "Restrictions on Ownership and Transfer" section, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Under our charter, there is no cumulative voting in the election of directors. Our bylaws require that each director be elected by a plurality of votes cast with respect to such director, except in the case of an uncontested election, in which case our bylaws require that each director be elected by a majority of votes cast with respect to such director.

        Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of our stock, all shares of our common stock will have equal dividend, liquidation and other rights.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of any class or series of stock that we have the authority to issue.

        We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock and to authorize us to issue additional authorized but unissued shares of our common stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the limited rights of the holders of our Series A Preferred Stock (defined below), the additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of preferred stock that we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of CS&L that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

        To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of the common stock. See "Restrictions on Ownership and Transfer."

Transfer Agent and Registrar

        The registrar and transfer agent for our common stock is Wells Fargo Bank, National Association.

Listing

        Our common stock is listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol "CSAL."

DESCRIPTION OF PREFERRED STOCK

        The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants we issue. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary related to that class or series.

General

        Our charter authorizes us to issue up to 50,000,000 shares of preferred stock, $.0001 par value per share. Our board of directors is permitted from time to time to establish and to cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without stockholder approval, is permitted to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of CS&L or other corporate action. As of June 10, 2016, 87,500 shares of our Series A Preferred Stock were issued and outstanding. No other shares of our preferred stock are currently outstanding.

Terms

        The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock. These terms may include the following:

  •
  the title of the series and the number of shares in the series;

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  the price at which the preferred stock will be offered;

  •
  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

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  the voting rights, if any, of the holders of shares of the preferred stock being offered;

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  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

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  the liquidation preference per share;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

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  any listing of the preferred stock being offered on any securities exchange;

  •
  whether interests in the shares of the series will be represented by depositary shares;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

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  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  information with respect to book-entry procedures, if any; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, rank: (i) senior to all classes or series of the common stock, and to any other class or series of the company's stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of the company's stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of the company's stock expressly designated as ranking senior to the preferred stock.

Conversion Rights

        The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into the common stock will be described in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of the common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase or Decrease Authorized Shares of Preferred Stock and Issue Additional Shares of Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of preferred stock or the number of shares of any class or series of stock that we are authorized to issue.

        We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of preferred stock, to authorize us to issue preferred stock and to classify or reclassify unissued shares of our preferred stock into other classes or series of preferred stock and thereafter to authorize us to issue such classified or reclassified shares of preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the limited rights of the holders of our Series A Preferred Stock, the additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of preferred stock that we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of CS&L that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

        To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our Series A Preferred Stock. We expect to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See "Restrictions on Ownership and Transfer."

3.00% Series A Convertible Preferred Stock

        General.    Our board of directors approved Articles Supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, reclassifying and designating 87,500 shares of authorized but previously unissued preferred stock as a series of preferred stock designated as 3.00% Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock is validly issued, fully paid and nonassessable.

        Ranking.    The Series A Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

  •
  senior to all classes or series of common stock, and to any other class or series of our stock expressly designated as ranking junior to the Series A Preferred Stock;

  •
  on parity with any class or series of our stock expressly designated as ranking on parity with the Series A Preferred Stock; and

  •
  junior to any other class or series of our stock expressly designated as ranking senior to the Series A Preferred Stock.

        Dividend Rate and Payment Date.    Holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends on the Series A Preferred Stock from and including the date of original issue, payable quarterly on the first calendar day of February, May, August and December of each year, commencing August 1, 2016, at the rate of 3.00% per annum on the $1,000.00 liquidation preference per share (equivalent to an annual amount of $30.00 per share). Dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

        Liquidation Preference.    If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive all accumulated and unpaid dividends (whether or not earned or declared) on the Series A Preferred Stock up to but excluding the date of payment plus the greater of (x) $1,000.00 per share and (y) the amount such holder would have received had such holder, immediately prior to such liquidation, dissolution or winding up, converted each share of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred Stock, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the Series A Preferred Stock as to liquidation rights. The rights of holders of Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the Series A Preferred Stock as to liquidation.

        Conversion.    Unless previously converted (as described herein), redeemed or repurchased, each share of Series A Preferred Stock will automatically convert on May 1, 2024, subject to postponement upon the occurrence of certain market disruption events. Prior to June 1, 2019, the Series A Preferred Stock will be convertible only upon the occurrence of specified events set forth in the Articles Supplementary. Thereafter, holders may convert their Series A Preferred Stock at any time. We will settle conversions of the Series A Preferred Stock by paying or delivering, as the case may be, cash, common stock or a combination thereof, at its election. Upon any conversion, we will deliver consideration per share of Series A Preferred Stock worth the greater of the liquidation preference and the value of a number of shares of common stock equal to the conversion rate of 28.5714 shares of common stock (which is subject to adjustment for certain dilutive events). If, upon any conversion, we elect to satisfy such conversion with shares of common stock (in whole or in part), the number of shares of common stock issuable by us will be capped at 19.9% of our outstanding share count as of the initial issue date, divided by the 87,500 shares of Series A Preferred Stock issued (the "Share Cap"), which is subject to certain adjustments as set forth in the Articles Supplementary, and, in a mandatory conversion at maturity, we must pay cash in respect of any shares of common stock not delivered as a result of the Share Cap. Upon a mandatory conversion at maturity, we must also pay cash in an amount equal to any accumulated and unpaid dividends (whether or not declared) up to but excluding the mandatory conversion date. No such payment is required upon any optional conversion.

        Optional Redemption.    We may not redeem the Series A Preferred Stock prior to July 5, 2019, except in limited circumstances to preserve our status as a REIT and pursuant to the special optional redemption right described below. On and after July 5, 2019, the Series A Preferred Stock will be redeemable at our option, in whole or in part at any time or from time to time, at a redemption price equal to 100% of the liquidation preference per share (payable in cash, common stock or a combination thereof, at our election, subject to the Share Cap but with cash payable in lieu of any shares of common stock not delivered as a result of the Share Cap), plus accrued and unpaid cash dividends (whether or not authorized or declared) up to but excluding the redemption date.

        No Maturity, Sinking Fund or Mandatory Redemption.    The Series A Preferred Stock has no stated maturity date and, except in connection with a change of control (as described below), we are not required to redeem or repurchase the Series A Preferred Stock at any time. The Series A Preferred Stock is not subject to any sinking fund. Any shares of Series A Preferred Stock that remain outstanding on May 1, 2024 (subject to postponement upon the occurrence of certain market disruption events) will be mandatorily converted as described above.

        Voting Rights.    Holders of Series A Preferred Stock generally have no voting rights. However, if we are in arrears on dividends on the Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series A Preferred Stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next special or annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of one additional director to serve on the our board of directors until all unpaid dividends with respect to the Series A Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock.

        Put Right Upon a Change of Control.    If we experience a change of control (as defined in the Articles Supplementary), holders of the Series A Preferred Stock may require us to repurchase all or any number of their shares of Series A Preferred Stock, regardless of whether such repurchase is prior to June 1, 2019, at a purchase price equal to 100% of the liquidation preference of the shares to be repurchased (payable in cash, common stock or a combination thereof, at our election, subject to the Share Cap but with cash payable in lieu of any shares of common stock not delivered as a result of the Share Cap), plus an amount in cash equal to accumulated and unpaid dividends. In addition, in certain circumstances, we may be required to increase the conversion rate for any Series A Preferred Stock converted in connection with a make-whole fundamental change (as defined in the Articles Supplementary).

        Transfer Agent and Registrar.    The registrar and transfer agent for the Series A Preferred Stock is Wells Fargo Bank, National Association.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

        The following is a description of the general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

        The debt securities may be offered in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations, and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus.

        The debt securities will be issued under an indenture, and we have summarized select portions of the indenture below. The summary is not complete. We have filed the form of the indenture as an exhibit to the registration statement, and you should read the indenture and our debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meaning specified in the indenture.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in such resolution, an officer's certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        Unless otherwise specified in a prospectus supplement, the indenture will designate the trustee for the indenture with respect to one or more series of our debt securities and related guarantees, if applicable. The specified trustee may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

        Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, and may be guaranteed by our subsidiaries. We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, to the extent applicable:

  •
  the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

  •
  the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

  •
  any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

  •
  the date or dates on which the principal of the debt securities of the series is payable;

  •
  the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, and premium, if any, and interest, if any, on the debt securities shall be payable and the method of such payment, if by wire transfer, mail or other means, and the place or places where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

  •
  if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option;

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  the obligation, if any, by us to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies in which and the other terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by us at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

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  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

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  the forms of the debt securities of the series and whether the debt securities will be issuable as global securities;

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  if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

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  the currency of denomination of the debt securities of the series, which may be in U.S. dollars or any foreign currency;

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  the designation of the currency, currencies or currency units in which payment of the principal of, and premium, if any, and interest, if any, on, the debt securities of the series will be made;

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  if payments of principal of, and premium, if any, and interest, if any, on, the debt securities of the series are to be made in one or more currencies or currency units other than that or those in which such debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

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  the manner in which the amounts of payment of principal of, and premium, if any, or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

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  the provisions, if any, relating to any security provided for the debt securities of the series or the guarantees, if any, thereof;

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  any addition to, change in or deletion from the events of default that apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

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  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities of the series;

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  the depositaries, interest rate calculation agents, exchange rate calculation agents or other agents, if any, with respect to the debt securities of the series, if other than as described in this prospectus or the indenture;

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  the provisions, if any, relating to conversion or exchange of any debt securities of the series, including if applicable, the conversion or exchange price, the conversion or exchange period, the securities or other property into which such debt securities will be convertible or exchangeable, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if such debt securities are redeemed;

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  whether the debt securities of the series will be senior debt securities or subordinated debt securities and, if applicable, the subordination terms thereof;

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  whether the debt securities of the series are entitled to the benefits of a guarantee pursuant to the indenture, the terms of such guarantee and whether any such guarantee is made on a senior or subordinated basis and, if applicable, the subordination terms of any such guarantee;

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  a discussion of additional material United States federal income tax consequences, if any, applicable to an investment in such debt securities;

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  whether CSL Capital, LLC will be a co-issuer of the debt securities; and

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  any other terms of the debt securities of the series (which terms may supplement, modify or delete any provision of the indenture insofar as it applies to such series or any guarantees of any debt securities of such series).

        In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, cash or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any such debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of our debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and premium, if any, and interest, if any, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we designate for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities:

        Ownership of beneficial interests in book-entry debt securities will be limited to persons who have accounts with the depositary for the related global debt security, which we refer to as participants, or persons who may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

        We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

        We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        We expect that the depositary, upon receipt of any payment of principal of, and premium or interest on, a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name," and will be the responsibility of those participants.

        We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

        We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        Unless otherwise specified in any prospectus supplement, we and the guarantors may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

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  We or the guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than we and the guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

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  immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

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  an officer's certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

        Unless otherwise specified in any prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

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  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of or premium on any debt security of that series when due and payable;

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  default in the performance or breach of any other covenant or warranty by us (or, in the case of any debt securities of that series are subject to a guarantee, the guarantor of such guarantee) in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice of such default from the trustee or we and the trustee receive written notice of such default from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

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  certain events of bankruptcy, insolvency or reorganization; and

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  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

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  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

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  the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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  waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we and each guarantor may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We and each guarantor will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we (and, if such debt securities are subject to a guarantee, the guarantors thereof) may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

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  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

        The conditions include:

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  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

        "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

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  direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

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  obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Guarantees

        The debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

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  the series of debt securities to which the guarantees apply;

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  whether the guarantees are secured or unsecured;

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  whether the guarantees are senior or subordinated;

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  the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

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  any additional terms of the guarantees.

Governing Law

        The indenture, the debt securities and each guarantee will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of shares represented by depositary shares sets forth certain general terms and provisions of deposit agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the relevant form of deposit agreement and relevant form of depositary receipts, which are or will be filed with the SEC.

General

        We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement relating to such series of depositary shares.

Deposit Agreement

        The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

        Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the applicable prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date under the terms specified in the deposit agreement and the applicable prospectus supplement.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

        Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to holders of depositary shares.

        The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts will be entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

        The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

        Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record holders of depositary shares relating to that series of preferred stock. Each holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary shares relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Unless otherwise specified in the deposit agreement and the applicable prospectus supplement, holders of depositary shares will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

        Each depositary will forward to the relevant holders of depositary shares all of our reports and communications that we are required to furnish to preferred stockholders of any series.

        The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

        Neither the depositary nor CS&L will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performing their duties in good faith and without negligence (in the case of any action or inaction in voting preferred stock represented by depositary shares), gross negligence or willful misconduct, and CS&L and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF PURCHASE CONTRACTS

        The following description sets forth certain general terms and provisions of the purchase contracts that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any purchase contract that we may offer and the related agreements will be described in the prospectus supplement relating to those purchase contracts. For more information, you should review the relevant form of purchase contract and the relevant form of pledge agreement for purchase contracts, if any, which are or will be filed with the SEC.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

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  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

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  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

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  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

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  any provisions relating to any security provided for the purchase contracts;

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

  •
  a discussion of certain U.S. federal income tax considerations applicable to the purchase contracts;

  •
  whether the purchase contracts will be issued in fully registered or global form; and

  •
  any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

        The following description sets forth certain general terms and provisions of the units that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the units that we may offer and the related agreements will be described in the prospectus supplement relating to those units. For more information, you should review the relevant form of unit agreement and relevant form of unit certificate, if any, which are or will be filed with the SEC.

        If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

  •
  the title of the series of units;

  •
  identification and description of the separate constituent securities comprising the units;

  •
  the price or prices at which the units will be issued;

  •
  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  •
  a discussion of certain U.S. federal income tax considerations applicable to the units; and

  •
  any other terms of the units and their constituent securities.

DESCRIPTION OF WARRANTS

        The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which are or will be filed with the SEC.

        We may issue warrants to purchase our securities or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

        You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

  •
  our securities or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        In order for us to qualify as a REIT under the Internal Revenue Code ("Code"), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related party tenants (generally, a tenant of a REIT owned, beneficially or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See "Material U.S. Federal Income Tax Considerations—Taxation of the Company—Taxation of REITs in General."

        Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. These limits are collectively referred to herein as the "ownership limits." The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or less than 9.8% of our outstanding capital stock, or the acquisition of an interest in an entity that beneficially or constructively owns our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

        Upon receipt of certain representations and agreements and in its sole and absolute discretion, our board of directors is able to, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limits would not result in us being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors will be able to, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Windstream is an excepted holder following the spin-off, and may hold up to 19.9% of the common stock of CS&L.

        Our board of directors is also able to, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limits until the person or entity's ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock will be in violation of the decreased ownership limits.

        Our charter also prohibits:

  •
  any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

  •
  any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

  •
  any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a "domestically controlled qualified investment entity," within the meaning of Section 897(h) of the Code;

  •
  any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property; and

  •
  any person from constructively owning shares of our stock to the extent such constructive ownership would cause any "eligible independent contractor" that operates a "qualified health care property" on behalf of a "taxable REIT subsidiary" (a "TRS") of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, will be required to give immediate written notice and, in the case of a proposed transaction, at least 15 days prior written notice, to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares of our stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of our stock, then the transfer of the shares will be null and void and the proposed transferee will acquire no rights in such shares.

        Shares of our stock held in trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

        Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (2) the market price of such stock on the date we, or our designee, accept such offer. We may reduce the amount so payable to the trustee by the amount of any dividend or other distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust, as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee, and any distributions held by the trustee with respect to such shares to the charitable beneficiary.

        If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of our stock. After selling the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary, together with any distributions thereon. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (a) such shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand. The proposed transferee will have no rights in the shares held by the trustee.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person's name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder's beneficial and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

        The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then prevailing price.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See "Where You Can Find More Information."

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

        Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of the holders of at least a majority in voting power of our outstanding stock is required to approve all charter amendments or extraordinary actions. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

        Our charter also requires the affirmative vote of the holders of at least a majority in voting power of our outstanding stock to amend the provisions of the charter relating to the restrictions on transfer and ownership of our stock, amendment of our bylaws, limitation of liability and indemnification of directors and officers, stockholder action and the inability of stockholders to act by written consent, and the amendment of the foregoing provision of our charter.

        Our board of directors has the authority, without any action by our stockholders, to amend CS&L's charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that CS&L has authority to issue.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of CS&L's bylaws and to adopt new bylaws.

Business Combinations

        CS&L has elected not to be governed by the Maryland Business Combination Act. If it were not for this election (which is stated in our charter and can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock), under the MGCL, certain "business combinations" between us and any interested stockholder or affiliate of an interested stockholder would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

        These supermajority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. In light of the election in our charter, however, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours.

Control Share Acquisitions

        CS&L has exempted all of its shares from the application of the Maryland Control Share Acquisition Act. If it were not for this exemption, Maryland law would provide that issued and outstanding shares of our stock acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  more than 50%.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholder meeting.

        If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our charter contains a provision that exempts from the control share acquisition statute any and all acquisitions by any person of any shares of our stock. This charter provision can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock.

Subtitle 8

        CS&L is prohibited by its charter from electing to be subject to the "unsolicited takeover" provisions of Subtitle 8 of Title 3 of the MGCL which permit a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        This prohibition may be rescinded or amended only with the approval of at least a majority in voting power of our outstanding stock.

Special Meetings of the Stockholders; Stockholder Action by Written Consent

        Our charter provides that special meetings of the stockholders may be called at any time by our board of directors or upon the written request of the holders of not less than 20% in voting power of our outstanding stock. Our charter prohibits stockholders from taking any action by written consent in lieu of a meeting for so long as any security of the Company is registered under Section 12 of the Exchange Act.

Transactions Outside the Ordinary Course of Business

        Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions must be approved by a majority in voting power of our outstanding stock.

Advance Notice of Director Nomination and New Business

        Our bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of preceding year's annual meeting. Only the business specified in our notice of meeting may be brought before any special meeting of stockholders.

        Our bylaws provide that nominations of individuals for election to our board of directors at a meeting of stockholders may be made only (1) by or at the direction of the board of directors or (2) by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder's notice, containing the information required by our bylaws, is delivered to the secretary (i) in the case of an annual meeting, not less than 120 days nor more than 150 days prior to the anniversary of our preceding year's annual meeting; provided that if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made, or (ii) in the case of a special meeting, not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures will also permit a more orderly procedure for conducting stockholder meetings.

Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, without the prior consent of our board of directors. Because our board of directors will be able to approve exceptions to the ownership limits, the ownership limits will not interfere with a merger or other business combination approved by our board of directors.

        The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for shares of our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Exclusive Forum

        Our bylaws designate the Circuit Court for Baltimore City, Maryland (and, in some circumstances, other federal and state courts in Maryland) as the exclusive forum for resolving:

  •
  any derivative action or proceeding brought on behalf of CS&L;

  •
  any action asserting a claim for breach of fiduciary duty owed by any director, officer, stockholder, employee or agent of CS&L to CS&L or its stockholders;

  •
  any action asserting a claim against CS&L or any director, officer, stockholder, employee or agent of CS&L arising out of or relating to any provision of the MGCL, our charter or our bylaws; or

  •
  any action asserting a claim against CS&L or any director, officer, stockholder, employee or agent of CS&L governed by the internal affairs doctrine of the State of Maryland.

Limitation of Liability and Indemnification of Directors and Executive Officers

        Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for money damages.

        Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation (which our charter provides for, to the maximum extent permitted by Maryland law) to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

        In addition, Maryland law permits a Maryland corporation (which our charter provides for, to the maximum extent permitted by Maryland law) to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter requires, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who is a party to a proceeding (or threatened to be made a party) by reason of his or her service in that capacity, and (2) any individual who, while a director or officer and, at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

        In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and it is therefore unenforceable.

        We have entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person's service as an officer or director of ours. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. Supplemental U.S. federal income tax considerations relevant to holders of the securities offered by this prospectus (including disclosure as to the material U.S. federal income tax consequences of investing in our preferred stock, depositary shares, debt securities, units or warrants to purchase our common stock, preferred stock, depositary shares or debt securities) may be provided in the prospectus supplement that relates to those securities. For purposes of this section, references to "CS&L," "we," "our" and "us" generally mean only Communications Sales & Leasing, Inc. and not its subsidiaries or other lower tier entities, except as otherwise indicated. This summary is based on the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any other U.S. federal tax consequences (e.g., estate or gift tax), state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  real estate investment trusts;

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  partnerships, other pass-through entities and trusts;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons who are subject to alternative minimum tax;

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  and, except to the extent discussed below:

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  tax-exempt organizations; and

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  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult with your tax advisor as to the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

TAXATION OF CS&L

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We are organized and intend to operate in a manner such that we believe we will meet the requirements for taxation as a REIT for the 2015 taxable year and subsequent years. In connection with the filing of this registration statement, we expect to receive an opinion of Davis Polk & Wardwell LLP, our special tax counsel, with respect to our qualification to be taxed as a REIT (the "Tax Opinion").

        Investors should be aware, however, that an opinion of counsel is not binding on the IRS or any court. The Tax Opinion represents only the view of our tax counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The Tax Opinion is expressed as of the date issued. Tax counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the Tax Opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

        In connection with the spin-off, Windstream received a private letter ruling from the IRS (the "IRS Ruling), which addressed certain issues relevant to our qualification as a REIT, including the character of our assets and income. Although we may generally rely upon the IRS Ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the IRS Ruling.

TAXATION OF REITS IN GENERAL

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates double taxation at the corporate and stockholder levels that typically results from an investment in a corporation. With certain exceptions, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and are taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes that we generate will not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed net REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property."

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms.

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  If we recognize gain on the disposition of any asset held by us on April 25, 2015 (when our REIT election is expected to become effective) during a specified period (generally, ten years) thereafter, then we will owe tax at the highest corporate tax rate on the lesser of (1) the excess of the fair market value of the asset on the effective date of our election to be taxed as REIT over our basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset.

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  If after the effective date of our REIT election, we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

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  The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3)   that would be taxable as a domestic corporation but for its election to be taxed as a REIT;

          (4)   that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

          (5)   the beneficial ownership of which is held by 100 or more persons;

          (6)   in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

          (7)   that meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, is expected to be 2015). Our charter provides restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder's tax return disclosing such record holder's actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to be taxed as a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

  Disregarded Subsidiaries

        If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

  Taxable REIT Subsidiaries

        In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm's-length basis.

  Ownership of Partnership Interests

        If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity to preserve our status as a REIT. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below under "—Income Tests—Failure to Satisfy the Gross Income Tests" and "—Asset Tests."

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property or interests in real property (including certain types of mortgage-backed securities), dividends received from other REITs and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

  Rents from Real Property

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

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  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue will generally not be excluded from the term "rents from real property" solely because it is based on a fixed-percentage or percentages of gross receipts or sales;

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  Neither we nor a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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  Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

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  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis threshold and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenues, or a TRS, which may be wholly or partially owned by us, to provide non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as "rents from real property."

  Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. However, if the fair market value of the other property does not exceed 15% of the fair market value of the total property securing the obligation, then the loan will be treated as secured solely by real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued will generally not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

  Dividend Income

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

  Fee Income

        Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

  Hedging Transactions

        Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions is unlikely to be qualifying income for either the 95% or 75% gross income test.

  Failure to Satisfy the Gross Income Tests

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from Windstream failing to qualify as "rents from real property," we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy six tests relating to the nature of our assets.

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  At least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, stock of other REITs, debt instruments of publicly offered REITs, as well as some kinds of mortgage-backed securities and mortgage loans.

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  Not more than 25% of the value of our assets may be represented by securities (other than securities that are taken into account favorably for purposes of the 75% asset test).

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  The aggregate value of all securities of TRSs that we hold may not, in the aggregate, exceed 25% of the value of our total assets (20% in taxable years beginning after December 31, 2017).

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  Not more than 25% of the value of our total assets may be represented by certain debt instruments issued by publicly offered REITs.

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  The value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

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  We may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.

        The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets," and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT and debt instruments issued by a publicly offered REIT are qualifying assets for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which term generally excludes, among other things, securities having contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances (particularly when the debt instrument is between related parties), which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

          (1)   the sum of:

      a.
      90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

      b.
      90% of our after tax net income, if any, from foreclosure property (as described below); minus

          (2)   the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends" unless we are a publicly offered REIT. A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents. We believe that we are, and expect we will continue to be, a publicly offered REIT.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

        If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

Earnings and Profits Distribution Requirement

        In connection with the spin-off, Windstream allocated its earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the spin-off between Windstream and us in accordance with provisions of the Code. A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits (a "purging distribution").

        We do not believe that we have any such accumulated earnings and profits and, accordingly, did not make a purging distribution. If it is subsequently determined that we had non-REIT earnings and profits, we could fail to qualify as a REIT. So long as our failure to distribute non-REIT earnings and profits is not due to fraud with intent to evade tax, we generally may cure such failure by paying an interest charge on 50% of the amount of undistributed non-REIT earnings and profits and by making a special distribution to the extent that the undistributed non-REIT earnings and profits exceeds the interest charge. The amount of any such interest charge could be substantial.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

        We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, in general, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property.

        We will generally be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

        Any redetermined rents, redetermined TRS service income, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations or if the interest payments were at a commercially reasonable rate. Redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm's-length basis. However, we cannot assure you that we will be successful in avoiding this excise tax.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders will be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

TAXATION OF STOCKHOLDERS

Taxation of Taxable U.S. Stockholders

        A "U.S. stockholder" is any holder of our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

  Distributions

        For such time as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts or estates from taxable corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  dividends received by the REIT from TRSs or other taxable corporations; or

  •
  income in the prior taxable year from sales of "built-in gain" property acquired by the REIT from corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. The distributions we designate as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See "—Taxation of REITs in General—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. stockholder's shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder's shares, the U.S. stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

        Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits and to the extent we have preferred shares outstanding, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis. In addition, the IRS requires a REIT that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income, such as net capital gains, for each tax year based upon the percentage of total dividends distributed to each class for such year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of REITs in General—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

  Dispositions of Our Stock

        If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder's adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You are urged to consult with your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  Passive Activity Losses and Investment Interest Limitations

        Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A "non-U.S. stockholder" is any holder of our common stock other than a partnership or U.S. stockholder.

  Distributions

        The portion of a distribution that we make to our non-U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that is not (1) attributable to capital gains that we recognize or (2) effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, except as discussed below, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder will generally be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

        Unless our stock constitutes a U.S. real property interest ("USRPI"), distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder's proportionate share of our earnings and profits, plus (2) the non-U.S. stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the non-U.S. stockholder's share of our earnings and profits, unless the non-U.S. stockholder is a "qualified foreign pension fund" (or is wholly-owned by one or more qualified foreign pension funds) or a "qualified collective investment vehicle," each as defined in the Code.

        Non-U.S. stockholders are urged to consult their tax advisors as to their qualification as a "qualified foreign pension fund" or a "qualified collective investment vehicle."

  Capital Gain Dividends

        Under FIRPTA, a distribution that we make to a non-U.S. stockholder that is not a qualified foreign pension fund or a qualified collective investment vehicle, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See "—Distributions" for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder (other than a qualified foreign pension fund or a qualified collective investment vehicle) that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and will generally not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see "—Ordinary Dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe our stock currently qualifies as "regularly traded," and expect that our common stock will continue to be regularly traded on an established securities market.

  Dispositions of Our Stock

        Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder will generally not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

        Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a domestically-controlled REIT. A domestically-controlled REIT is a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period (generally the lesser of the five-year period ending on the date of the disposition of our shares or the period of our existence), after applying certain presumptions regarding the ownership of our stock. As described above, our charter contains restrictions designed to protect our status as a domestically-controlled REIT, and we believe that we are, and will remain, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled REIT.

        In the event that we are not a domestically-controlled REIT, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder's sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of our outstanding common stock at any time during a prescribed testing period. As noted above, we believe our stock currently qualifies as "regularly traded" and expect that our common stock will continue to be "regularly traded" on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder that is not a qualified foreign pension fund or a qualified collective investment vehicle would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

        Gain recognized by a non-U.S. stockholder that is a qualified foreign pension fund or a qualified collective investment vehicle generally will not be subject to FIRPTA.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically-controlled REIT, upon disposition of our stock (subject to the 10% exception applicable to "regularly traded" stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income ("UBTI"). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI unless the REIT is a "pension-held REIT," as defined below. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment compensation benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely held" test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

        Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

        Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the IRS. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

SELLING SECURITY HOLDERS

        Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

        We or any of the selling security holders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

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  directly to one or more purchasers;

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  through agents;

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  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we or any of the selling security holders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

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  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        We or any of the selling security holders may also enter into hedging transactions. For example, we or any of the selling security holders may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

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  sell securities short and redeliver such shares to close out our short positions;

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  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

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  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we or any of the selling security holders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or any of the selling security holders or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

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  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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  any delayed delivery arrangements;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, any of the selling security holders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchasers for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay commissions, discounts, or concessions to dealers for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than our common stock which is listed on the NASDAQ. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the securities, other than our common stock, on any securities exchange or on an automated quotation system; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. The nature of these transactions, if any, will be described in the applicable prospectus supplement.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

        The validity of the offered securities will be passed upon by Kutak Rock LLP. Davis Polk & Wardwell LLP will pass upon certain tax matters related to CS&L's qualification as a REIT. Certain legal matters related to the guarantees will be passed upon by Daniel L. Heard, Executive Vice President—General Counsel and Secretary of CS&L unless otherwise specified in the applicable prospectus supplement. Mr. Heard owns shares of our common stock, holds equity and non-equity based awards, including restricted stock units, and may receive additional awards in the future. Any selling stockholders, underwriters, dealers or agents will be advised about legal matters by their own counsel, which counsel will be named in the applicable prospectus supplement.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, including (i) the consolidated financial statements of Communications Sales & Leasing, Inc. for the period from April 24, 2015 to December 31, 2015, (ii) the special purpose statement of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier Business of Windstream Holdings, Inc. as of December 31, 2014, and the related special purpose statements of revenues and direct expenses for the period from January 1, 2015 to April 24, 2015 and for each of the two years in the period ended December 31, 2014, and (iii) the combined balance sheet of the Windstream Holdings, Inc. Distribution Systems as of December 31, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of PEG Bandwidth, LLC appearing in CS&L's Current Report on Form 8-K filed with the SEC on May 4, 2016 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

16,981,133 Shares

Uniti Group Inc.

Common Stock

PROSPECTUS SUPPLEMENT

April 19, 2017

Bookrunners

Citigroup
J.P. Morgan
RBC Capital Markets

Barclays
BofA Merrill Lynch
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley